Exhibit 10.47

PROGRAM AGREEMENT

THIS PROGRAM AGREEMENT ("Program Agreement") is made and effective as of this ____ day of March, 2008

BETWEEN:

AERA ENERGY LLC,
a California limited liability company having offices located at 10000 Ming Avenue, Bakersfield, California
93311

(hereinafter called "Aera")

- and -

GLOBAL GREENSTEAM LLC
a California limited liability company having offices located at 789 West Pender Street, Suite 1010,
Vancouver BC, V6C1H2 Canada

(hereinafter called "Greensteam").

WHEREAS, Greensteam wishes to obtain the right to install and operate at fields of Aera, Greensteam’s waste-to-steam technology to burn waste biomass to create steam and to install and operate multiple Projects at various Aera sites; and,

WHEREAS, Aera is willing to grant to Greensteam non-exclusive licenses to use, for a certain term, portions of the property of Aera at locations to be agreed upon by the Parties, to accommodate the Projects as hereinafter defined, under the terms and conditions provided hereafter.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of Aera and Greensteam, the Parties to this Program Agreement agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1 - Definitions

In this Program Agreement, unless there is something in the subject matter or the context inconsistent therewith, the following terms shall have the following meanings:

“ABC” – Associated Builders and Contractors.

“Aera’s Premises” – Used in the broadest sense and includes without limitation all land, property, buildings, structures, installations, platforms, facilities, plants, equipment, boats, planes, helicopters, cars, trucks, and all other means of conveyance owned by or leased to Aera or otherwise being utilized in Aera’s business.

"Affiliate" shall mean a Party's "Parent Companies" and "Affiliated Companies." "Parent Companies," "Affiliated Companies," and "Controlling Interest" shall have the following meanings:

(i)       A Party's "Parent Companies" shall mean any and all entities having a "Controlling Interest" in such Party;
(ii)      A Party's "Affiliated Companies" shall mean any and all entities in which the Party or the Parent Companies of such Party have a direct or indirect "Controlling Interest"; and
(iii)     "Controlling Interest" shall mean: (1) a legal or beneficial ownership of forty percent (40%) or more of the voting stock or other voting rights in an entity; or (2) a member company of a limited liability company.

“BAC” – Blood alcohol concentration.

“BBSM” – Behavioral Based Safety Management.

“BSPD” means barrels steam per day on a Cold Water Equivalent basis measured at standard temperature and pressure.

“BTU” means British Thermal Unit, a measure of energy determined at standard temperature and pressure.

“Barrel” means 0.15891 cubic meters which equals forty-two (42) US gallons.

“Business Day” means any day on which banks are generally open to transact commercial business in the State of California, excluding any Saturday, Sunday or statutory holiday in California.

“CFR” – Code of Federal Regulations.

“Cold Water Equivalent” means the barrels of steam expressed in terms of an equivalent cold water volume with the cold water density being 62.4 pounds mass per cubic foot.

“COPS” – California Oil Producers.

“Confidential Information” means with respect to a Party, any and all information governed by the Confidentiality Agreement executed by the Parties on or about December 15, 2006, and including but not limited to all data and information relating to this Program Agreement or Work thereunder, and any process, technology or system relating thereto, and the design, construction, operation, maintenance or any aspect of a Unit and/or Project, Agreement, including Project plans, Production characteristics and testing results.

“Construction Commencement Date” means the date on which Greensteam begins construction at a Site, it being understood and agreed that the performance of engineering studies and/or minor activities at the Site shall not be considered to constitute construction for the purpose of determining the Construction Commencement Date.

“DOT” – Department of Transportation.

“EHS” – Environmental, health, and safety.

“EHS Advisor” – Aera’s environmental, health, and safety specialist. “EHS Manager” – Aera’s environmental, health, and safety manager.

“EHS Requirements” – Aera’s minimum EHS requirements.

“EMIT” – Enzyme Multiplied Immunoassay Technique

“Effective Date” means the date first set forth above.

“Electricity” means 12KV, three-phase, 60-hertz electrical power delivered from Aera’s 12KV power distribution system.

“Electricity Charge” means the charge in dollars to be deducted by Greensteam, from the monthly Incremental Energy Charge, for Electricity delivered by Aera pursuant to Schedule E.

“Experimental Permitting” shall mean the air pollution control district permitting of up to 180 days of operational days.

“Feedwater” means non-potable water produced from oil-bearing strata as a byproduct of oilfield production which has been processed and softened by Aera such that it is suitable for use in conventional oilfield steam generators; or, at Aera’s discretion, any other such suitable water.

"Force Majeure" shall mean the following, to the extent not caused by, or within the reasonable control of, the Party asserting Force Majeure: acts of God, strikes, pickets, lockouts, industrial disturbances, civil disturbances, arrests and restraint from rulers and people, interruptions by government or court orders, acts of the public enemy, wars, riots, blockades, insurrections, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, partial or entire failure of gas supply, any impairment of any facilities of Aera, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming 'force majeure", but expressly excluding failure of Technology. Nothing herein contained however, shall be construed to require any Party to settle a labor dispute against its will.

“Full Scale Period” shall mean, for any given Project (including the Test Unit), a period of five (5) years, commencing on the first Steam Production Commencement Date that occurs at such Project's Site, there being only one such "first Steam Production Commencement Date" for each Project, regardless of the number of subsequent Steam Production Commencement Dates that may occur during the Project.

“Full Scale Permitting” or "Full Scale Permit" shall refer to the San Joaquin Valley Air Pollution Control District's permitting of up to 10 units for commercial operation.

“GC/MS” – Gas Chromatography/Mass Spectrometry.

“Greensteam Personnel” – Employees of Greensteam and its Affiliates, and employees of Greensteam’s and its Affiliates' subcontractors.

“IIPP” – Illness and Injury Prevention Plan.

“Immediate Supervisor” – Individual’s first-line supervisor and his/her immediate manager.

“Incremental Energy Charge” means the charge assessed to Aera for Greensteam's cost of converting all Aera Feedwater to Steam, as more fully set forth in Schedule E.

"Initial Exclusivity Period" shall have the meaning set forth in Article 11 herein.

“Installation” means the installation of a Unit or any other equipment or structures for a Project on a Site, including the placement and piping of the waste-to-steam equipment and installation of foundations and interconnections with utilities at the Site.

“Intellectual Property” means any or all of the following specifically related to Greensteam's waste-to-steam Technology or products:

(a)   all Canada, United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(b)

trade secrets and proprietary information, including trade secrets and proprietary information that are inventions (whether patentable or not), invention disclosures, improvements, know how, technology, technical data, results of experiments, formulae, specifications, procedures and tests;

(c)	all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto;

(d)	all industrial designs and any registrations and applications therefor;

(e)	all trade names, logos, common law trade-marks and service marks, and all trade-mark and service mark registrations and applications therefor and all goodwill associated therewith;

(f)	any rights similar, corresponding or equivalent to, and all documentation related to, any of the foregoing.

“Interconnection Point” means the mutually agreed point where Aera accepts delivery of the Steam at the Site Boundary.

“Management of Change” means a set of documents, approved by various Aera departments prior to the Construction Commencement Date, which ensure communication of changes to current Aera operations necessitated by Greensteam’s Projects. Changes due to the Units, and connections for Electricity, Natural Gas, Feedwater, Utility Water and Waste Water will be covered. It is understood that no construction at any Site shall commence before these documents are approved.

“Natural Gas” means either Aera’s produced or purchased oilfield gas, pipeline quality gas, or a combination of produced oilfield gas and pipeline quality gas as exists from time-to-time in Aera’s fuel gas distribution system located within proximity to the Site.

“Natural Gas Charge” means the charge in dollars to be deducted by Greensteam, from the monthly Incremental Energy Charge, for Natural Gas delivered by Aera pursuant to Schedule E.

“OSHA” – Occupational Safety and Health Administration.

“PIPER” – Pre-incident planning and emergency response.

“Parties” means the parties to this Program Agreement, and “Party” means one of them.

“Passport” – One day general safety orientation/training sponsored by several California oil producers for their contractors.

“Person” means any individual, corporation, limited liability company, or other legal entity and also includes partnerships, whether limited or general, and any trust.

“Production” means all products and by-products produced from a Project.

“Program” means the sum of all Projects implemented under the Program Agreement.

“Program Agreement” means this Program Agreement, together with any amendments to or replacements of or substitutions for this Program Agreement.

“Project” means a combination of Units owned and operated by Greensteam and utilizing Greensteam’s waste-to-steam Technology to make steam, and any equipment and facilities appurtenant thereto. The number of Units to be included in each Project, and the Project steam output and other requirements, shall be agreed upon and set forth in a Project Agreement. As a general, non-binding guideline, the Parties expect that each Project will comprise approximately 5 Units.

“Project Agreement” means an agreement in the form attached hereto as Schedule F, entered into between the Parties for each Project as required pursuant to Section 2.2 herein.

“Route” means routing within Aera's Premises to the Site Boundary.

“S/ES Work” – Safety or environmentally sensitive Work.

“Site” means the physical area in which a Project is or may become located, on land owned by Aera or upon which Aera has an oil and gas lease in the State of California, the location and area of which shall be agreed upon and set forth in a Site License Agreement.

“Site Boundary” means the border of a given Site as agreed upon and set forth in a Site License Agreement.

“Site License Agreement” means an agreement in the form attached hereto as Schedule C, entered into between the Parties for each Project as required pursuant to Sections 2.2 and 6.1 herein.

"Site-Specific Agreements" shall have the meaning set forth in Section 2.2 herein.

“Specific Test Requirements” means the requirements for the Test Unit set forth in Section 2.0 of Schedule B.

“Specified Applications” means the use of the Technology for the conversion of waste biomass to steam at a Project.

“Steam” means a mixture of water-vapor and hot water at a pressure defined in Schedule F.

“Steam Distribution Facilities” means the facilities owned by Aera and interconnected to a Project at the Interconnection Point which permit Aera to accept delivery, distribute, and inject Steam.

“Steam Production Commencement Date” means the date on which a Unit first produces steam of a Steam Quality, quantity and pressure meeting the requirements for sale of the Steam set forth in Schedules E and F.

“Steam Quality” means the percentage of water-vapor phase mass in the Steam at thermal equilibrium.

“Technology” means the process and equipment related to obtaining, treating and transporting waste biomass, storing and feeding the waste biomass into special burners, producing steam from burning waste biomass and treating and mitigating all emissions and waste resulting from these activities, as described in Schedule A.

“Test Period” means the period of 60 days during which the first Unit is production operated on the first Site to test Production from waste biomass as described in Section 3.5 of this Program Agreement, with such Test Period to begin on the first day of production operation of such first Unit, such day to be no later than one (1) year from the Effective Date. The 60-day period specifically excludes that period of time associated with set up and technical adjustments of Unit components and process to optimize output, prior to production operation.

"Test Run Hours" means the minimum of 540 hours out of any continuous 720-hour period during the Test Period when the Test Unit is operating continuously as described in Schedule B.

“Test Run Period” means the 720-hour period within the Test Period when the Test Unit is operating continuously as described in Schedule B.

“Test Unit” means the Unit referred to in, and subject to the provisions of, Section 3.5 herein.

“Third Parties” means Persons other than Greensteam or Aera, and “Third Party” means one of them.

“Transient Worker” - A worker that provides labor or services to Greensteam on an infrequent basis. Transient Workers often provide physical labor such as delivering bulk product (e.g., salt or caustic) or servicing equipment.

“Unit” means one (1) waste biomass-fueled steam generator and its associated burner, having a nominal design capacity of seventy-five (75) million BTUs (75 MMBTU)/hour. Whenever the term “Unit” is used in this Program Agreement or any agreement entered into pursuant to this Program Agreement, except as expressly otherwise agreed such nominal design capacity shall determine the scope and extent of any duty or obligation undertaken and owed by either Party. By way of example but not limitation, a duty or obligation affecting 2 Units is deemed to be met by 1 Unit of twice such nominal design capacity. Nothing in this definition shall limit or otherwise affect (1) Aera’s discretion to accept or reject Units, Sites and/or Projects, as provided herein, or (2) Aera’s overview of design and engineering of Sites and Projects.

“Utility Services” has the meaning of that term provided in Section 3.4.4 of this Program Agreement.

“Utility Water” means non-potable or potable water available near a Site and provided to Greensteam per Section 9 of Schedule E for the sole purpose of supporting Greensteam’s activities related to producing Steam for Aera.

“Vertigro” refers to Greensteam technology which, if employed pursuant to separate agreements not yet entered into between Aera and Greensteam, would use carbon dioxide emissions from the Projects to grow algae, from which Greensteam would produce biofuel and combustible biomass for the Projects.

“Waste Water” means water returned to Aera pursuant to the provisions of Section 9.1 of Schedule E.

“Waste Water Return” refers to the return to Aera of Waste Water pursuant to the provisions of Section 9.1 of Schedule E.

“Work” – Any labor or service provided pursuant to this Program Agreement.

Section 1.2 - Number and Gender

Words importing the singular number only in this Program Agreement shall include the plural number and vice versa, words importing one gender only in this Program Agreement shall include all genders, and words importing persons in this Program Agreement shall include individuals, partnerships, corporations and any other entities, legal or otherwise.

Section 1.3 - Interpretation Not Affected by Headings or Party Drafting

The division of this Program Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Program Agreement. The terms “this Program Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Program Agreement and to the Schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary. Each Party acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Program Agreement and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Program Agreement.

Section 1.4 - Including

When the word “including”, or any other form of that word is used herein, it shall in all cases be deemed to mean “including without limitation”.

Section 1.5 – Industry Usage

Terms and expressions used in this Program Agreement, but not specifically defined herein, which have generally accepted meanings in custom and usage in the United States petroleum industry will have such meanings herein.

Section 1.6 – Schedules and Exhibits

The Schedules attached to this Program Agreement shall form part of this Program Agreement.

Section 1.7 - Effective Date

This Program Agreement shall be deemed to be of force and effect as of the Effective Date.

ARTICLE 2
SITE EVALUATION

Section 2.1 – Information Exchange/Completion Dates

Upon the execution of this Program Agreement, Greensteam and Aera will begin exchanging information on matters related to the evaluation of Aera Sites that may serve as Project Sites. All such exchanged information, and any additional information exchanged between the Parties prior to the execution of this Program Agreement, shall be subject to the terms of the Confidentiality Agreement executed by the Parties on or about December 15, 2006. Greensteam will reasonably advise Aera of any developments relating to siting, safety or hazard issues concerning any potential Site that Greensteam, acting reasonably, believes would be useful to Aera in determining actual Project Sites, although Greensteam is not providing Aera with any representations or warranties respecting such information, other than that Greensteam has made full and complete disclosure to Aera of all such information, and Greensteam shall have no liability to Aera resulting from such information, except as specifically provided herein. Aera will provide Greensteam with reasonable access to environmental or other information that Greensteam believes, acting reasonably, would be useful to Greensteam in Greensteam’s evaluation of any Site, which information Aera knows it has in its possession, respecting the Site. Aera is not providing Greensteam with any representations or warranties respecting such information, and Aera shall have no liability to Greensteam resulting from such information provided. The information exchange described in this Section 2.1 shall be completed no later than 90 days after the Effective Date.

2.1.1     Greensteam will provide Aera, as soon as available but in no event later than 60 days after the Effective Date, copies of all information, analyses and conclusions resulting from any Site engineering studies conducted, and Greensteam and Aera shall keep the results of the engineering studies strictly confidential and shall not disclose the studies to any Third Party not bound by a confidentiality agreement unless required by law or pursuant to the order of a court of competent jurisdiction. Notwithstanding the foregoing, if Greensteam, upon completion of the studies, determines that it will proceed with a Project at a Site, Greensteam shall have the right to disclose the studies to those Third Parties that are required to review the studies in order for Greensteam to complete such Project.

Section 2.2 – Site Identification

Aera shall either tentatively approve, or reject, a potential Site within 10 days of Aera's receipt of the documentation described in Section 2.1.1. It is understood and agreed that upon Aera's tentative approval of a Site for a Project, Greensteam shall within 30 days complete a study and tests of soil conditions, civil loadings and foundation, surface and underground existing installations, and any Hazardous Materials present in the soil, as defined in Section 7.2 of Schedule C. At the end of said 30-day period, Greensteam shall have 30 days to submit such study and tests to Aera, and advise Aera of the suitability and acceptance of the proposed Site or otherwise. The final approval of a Site location will be at Aera’s sole discretion; provided, however, that in deciding between multiple Sites that are otherwise acceptable to Aera, Aera shall in good faith endeavor to select Sites that are preferred by Greensteam. Aera shall notify Greensteam of Aera's decision within 10 days after submittal of the study and tests by Greensteam. Within 30 days of Aera's final approval of the Site location, the Parties shall execute a Site License Agreement, a Project Agreement and a Steam and Utility Services Sale and Purchase Agreement for such Site, in the forms set forth in Schedules C, E and F hereto, respectively (collectively, the "Site-Specific Agreements").

Section 2.3 – Diligent Prosecution of Site Identification, Construction Commencement Dates, and Projects

In addition to any other covenant or obligation of Greensteam hereunder, upon commencement of the first Full Scale Period and at all times thereafter, Greensteam shall diligently prosecute Site identifications, Construction Commencement Dates, and Projects as provided herein, in such a manner as to make available to Aera, for Aera's election, Sites and Projects so as to allow Aera, if Aera so elects, to maintain steady development of Projects, and exclusivity pursuant to Article 11, throughout the duration of this Program Agreement.

ARTICLE 3
PROJECT(S)

Section 3.1 - Project Development

3.1.1     Greensteam will provide Aera with written, monthly updates on the development of each Project. Such monthly updates shall include sufficient detail regarding the overall Project schedule, critical milestone dates, percentage complete, construction progress, delays, and any other information of a similar nature, to enable Aera to ascertain the status of the Project.

Section 3.2 - Scope of Work

3.2.1     Upon Greensteam’s signing of Schedules C, E and F for a given Project, Greensteam shall proceed to diligently complete such Project in accordance with the scope and timetable as described in Schedule F.

3.2.2     In performing its obligations under this Program Agreement, Greensteam shall meet or exceed industry standards and comply with all applicable laws, statutes, codes, acts, bylaws, ordinances, regulations, permits and other requirements of all authorities which have jurisdiction over each Project and Site. Without limiting the foregoing, Greensteam warrants that in fulfilling its obligations under this Program Agreement, it will do so in full and complete compliance with the following:

(a)	Immigration and Nationality Act as amended and the Fair Labor Standards Act of 1938 as amended.

(b)

All U.S. foreign trade and export laws. Aera and Greensteam agree that all imports, exports, and re-exports under this Program Agreement and any future agreements between the Parties shall be undertaken in accordance with all applicable U.S. foreign trade and export control laws and regulations. Aera and Greensteam further agree to fully cooperate in complying with such laws and regulations and in assisting the other party with such compliance. If licenses of any kind are required, including, but not limited to, U.S. trade or export licenses, then exports/re-exports and/or technology sharing will occur only after such license(s) have been obtained. Greensteam shall notify Aera of any U.S. Government request for information, documentation or data relating to any contract that the Greensteam has entered into with Aera. Greensteam will provide responses to requests from any U.S. Government agency for information, documentation, or data of any kind to the U.S. Government promptly upon request. Copies of the responses to the U.S. Government will be provided to Aera promptly upon Aera’s request. Aera is relying upon the representations and warranties of Greensteam that it will fully comply with all U.S. foreign trade and export control laws and regulations including, but not limited to, any prohibitions on the transfer or release of products or technology contrary to such laws or regulations.

3.2.3     Greensteam shall retain a construction contractor acceptable to Aera to perform any Installation.

Section 3.3 – Installation, Construction, Operation, Maintenance, and Removal of Project

3.3.1     Subject to the terms of this Program Agreement and the applicable Site-Specific Agreements, during the term of the Site-Specific Agreements, Greensteam will have reasonable and unencumbered access to the Site to install, construct, maintain, operate, and remove the Project pursuant to the terms of this Program Agreement and the applicable Site-Specific Agreements.

3.3.2     Except as specifically stated otherwise in this Program Agreement, Greensteam will be responsible for all costs related to or arising out of the construction, installation, operation, maintenance, and removal within the Site Boundary of any Project, including but not limited to any sales or use tax or ad valorem tax attributable and allocable to such activities and such Project, such taxes to be billed and paid as provided in Section 10.6 of Schedule E. Such costs shall include, but not be limited to, (1) utility supply hook-ups from the Site Boundary to the Units, (2) the cost of extending supply infrastructure from locations where available to the Site Boundary, and (3) costs to properly dispose of all waste produced by the Project.

3.3.3     Greensteam shall, at all times, have sole responsibility for operation of each Project and shall not subcontract its obligation to operate the Project under this Program Agreement without the prior written consent of Aera, which consent may be withheld for any reason, except to an Affiliate of Greensteam, in which case no prior written consent is necessary. Notwithstanding the foregoing, it is understood and agreed that Greensteam may subcontract its obligations under this Program Agreement relating to the construction of any Project, but not its obligation to operate the Project, with the prior written consent of Aera, which consent may not be unreasonably withheld. In any event, Greensteam shall retain full responsibility to Aera for all of Greensteam’s obligations and the performance of any Affiliates, representatives, agents and subcontractors arising out of this Program Agreement. Nothing in this Section 3.3.3 shall prohibit Greensteam from giving a mortgage, pledge, deed of trust or other similar encumbrance of Greensteam’s rights and obligations under this Program Agreement, or any Site-Specific Agreement, for the purpose of obtaining financing for Greensteam’s Work or other activities under such Agreements, nor shall Aera’s consent be required for same.

3.3.4     Each of the Parties will inform the other Party regarding any construction, Installation, operations, maintenance, or removal plans that may affect any Site or Project or Aera's Premises or operations, in advance of beginning any such activities. Greensteam will complete Aera’s Management of Change documents related to such activities, and provide copies to Aera. Greensteam will also inform Aera in advance, complete Aera’s Management of Change documents, and obtain Aera’s prior written approval, for any scope of Work, safety standard, or environmental matter affecting any Site or Project or Aera's Premises, beyond that designated herein.

3.3.5     Greensteam will provide to Aera monthly reports on construction, operations, activities and future work plans with respect to each Project. Greensteam will provide to Aera, on a timely basis, technical reports on each Project on a quarterly basis; and, any annual and/or final reports to the extent that such reports are generated by Greensteam.

3.3.6     Greensteam will keep Aera reasonably informed on operational, safety, and environmental issues with respect to each Project or Site, including having periodic meetings as appropriate. Aera will keep Greensteam reasonably informed on operational, safety, and environmental issues that affect any Site, including having periodic meetings as appropriate.

3.3.7     Greensteam shall pay when due all indebtedness for labor, materials, and equipment used in construction, operation, Installation, maintenance, and removal of each Project. If requested, Greensteam shall furnish evidence satisfactory to Aera of full payment of such indebtedness. Greensteam shall not permit any lien or charge to attach to Aera’s Premises; but if any does so attach, Greensteam shall promptly procure its release and indemnify, defend and hold harmless Aera against all such claims, damages, and expenses incident thereto, including reasonable attorney's fees.

3.3.8     Greensteam shall perform all obligations under this Program Agreement in such manner as to minimize or eliminate, to the extent reasonably feasible, interference with the operations of Aera and of other contractors on Aera’s Premises, and shall take, and cause Greensteam’s and every Greensteam subcontractor’s employees, agents, licensees, and permittees to take, all reasonably necessary precautions (including those required by Schedule D, Greensteam Minimum Environmental, Health and Safety Requirements) to protect Aera’s Premises and all persons and property thereon from damage or injury. Upon removal of any Project, Greensteam shall leave Aera’s Premises clean and free of all equipment, waste materials, and rubbish, and in the same condition as existed before the Project's Construction Commencement Date.

3.3.9     Greensteam will be responsible for removing each Project and/or Unit installed by Greensteam or any person or entity acting on Greensteam’s behalf, and all equipment and appurtenances related thereto, from any affected Site within six (6) months after termination of this Program Agreement or any Site-Specific Agreement applicable to such Site, and shall leave each Site clean and in substantially the same condition it was in just prior to the Construction Commencement Date at such Site.

Section 3.4 – Aera Services

3.4.1     Aera will have the right, but not the obligation, to assign a technical representative or representatives to each Project, at its cost, to monitor Project activities at Aera’s sole discretion. Aera's technical representative shall not unnecessarily interfere with Greensteam's activities. Greensteam shall have sole decision-making authority with respect to the operation of each Project, subject to the terms of this Program Agreement and the applicable Site-Specific Agreements.

3.4.2     If Aera loans or furnishes any vehicles, equipment, materials, tools, supplies, or any other property to Greensteam, Greensteam agrees:

(a)	That such are loaned or furnished by Aera without warranty of merchantability, fitness for a particular purpose, or otherwise, and none shall be implied.

(b)	That, upon first taking physical possession, Greensteam shall thereafter have care, custody, and control until returned to Aera’s physical possession.

(c)	If loaned to Greensteam, to return same to Aera at conclusion of use, or earlier if so requested by Aera, in as good a condition as when received by Greensteam, ordinary wear and tear excepted.

(d)

To defend and indemnify Aera and its employees and agents against all losses, damages, claims, suits, liabilities, and expense arising from Greensteam’s use, care, custody, or control, even though caused by the concurrent and/or contributory negligence (whether active or passive or of any kind or description) or fault of a party indemnified, excepting only claims caused by the sole negligence of an indemnified party.

3.4.3     Aera may, at Aera's sole discretion, move or remove any of Aera’s existing facilities or infrastructure in order to accommodate any Project, but Aera shall have no obligation to do so.

3.4.4     Aera will permit Greensteam to utilize existing Feedwater, Natural Gas, Electricity and Utility Water (“Utility Services”), as provided in Schedules E and F. For all Projects in the Belridge Field, Aera shall supply electricity up to a maximum load of thirteen (13) Megawatts (MW). Aera will not be liable for any damage to any Unit, Technology or Project caused by any interruption of such Utility Services.

3.4.5     In no event will Aera have any liability relating to any loss or damage caused by any Production or the sale or disposal of such. Greensteam will indemnify, defend, and hold Area harmless from any and all such liabilities.

Section 3.5 – Testing and Full Scale Periods

3.5.1     The first Unit (Test Unit) installed at the first selected Site pursuant to this Program Agreement shall be tested by Greensteam during the Test Period to determine the technical and operational viability of the Units and Projects contemplated in this Program Agreement, and the suitability of the Technology for the production of Steam on Aera’s Premises of a quantity and Quality sufficient to meet the purposes, goals and obligations stated in this Program Agreement, as more particularly set forth in Schedule B hereto. The Site of the Test Unit and other particulars of its planning and Installation shall be subject to all of the provisions of Articles 2 and 3 herein; provided, however, that the Parties shall enter into separate Site-Specific Agreements (Schedules C, E and F) for the Test Unit alone. Subject to the termination of this Program Agreement pursuant to the provisions of this Section 3.5 or Article 16, such Site-Specific Agreements may be later amended as necessary to include other Units at such first Site.

3.5.2     The Parties anticipate that during the initial set up and Test Period, Steam shall be generated which will meet the criteria set forth in Schedules E and F. Aera shall purchase such Steam consistent with the terms contained in Schedules E and F, provided that such Steam is available to Aera continuously over a period of at least eight (8) hours.

3.5.3     The provisions of this Program Agreement, including by way of example but not limitation Articles 3 and 7, and the separate Site-Specific Agreements mentioned in Section 3.5.1, shall apply to the Test Unit and Test Period, except to the extent that performance of any provision would be unreasonable or impracticable within the time limitations of the Test Period. Without limitation of the foregoing, no later than the tenth (10th) day after the last day of the Test Period, Greensteam shall submit to Aera a comprehensive report on all Unit operations and testing during the Test Period, sufficient to enable Aera to determine whether the Test Unit met the Specific Test Requirements contained in Schedule B.

3.5.4     Within 30 days of the submittal of the comprehensive report referenced in Section 3.5.3, each Party shall give the other notice of its determination, under mutually pre-agreed Specific Test Requirements contained in Schedule B, whether it deems the Units and Projects contemplated in this Program Agreement technically and operationally viable, and the suitability or not of the Technology for the production of Steam on Aera’s Premises of a quantity and quality sufficient to meet the purposes, goals and obligations stated in this Program Agreement.

3.5.5     In the event that both Parties give notice as provided in Section 3.5.4 that the mutually pre-agreed Specific Test Requirements are met or the test results are otherwise mutually acceptable, then Aera, at its sole discretion, shall within 60 days of such notice provide Greensteam with notice of Aera's election of one of the following two options: (1) that this Program Agreement and any Site-Specific Agreements shall continue in force and effect, and the Full Scale Period for the Test Unit (now the first Unit) shall commence on date of issue of the “Full Scale Permit” or the 91st day following the conclusion of the Test Period, whichever is the later with Greensteam taking all steps necessary to obtain the Full Scale Permit at the earliest reasonably feasible date; or (2) that this Program Agreement and any Site-Specific Agreements shall be deemed terminated and of no further force and effect, except as to matters encompassed with Section 15.1; provided, however, that the notice of Aera's election of this second option shall have, and shall set forth, an effective date which will be no sooner than a total of 180 operating days after the Test Period start. In the event of termination of this Program Agreement and the Site-Specific Agreements under this second option, which termination shall become effective on such effective date, Greensteam shall remove all structures and restore Aera’s Premises as provided in Section 3.3.9. If Aera elects this option, then Aera shall pay to Greensteam a termination fee of three million five hundred thousand dollars ($3,500,000). In the event that Aera fails to provide notice of Aera's election within such 60 day period (or such additional time as may be mutually agreed upon by the parties), then such failure shall be deemed to be Aera's election of the second option.

3.5.6     Within sixty (60) days of commencement of the Full Scale Period for the Test Unit (now the first Unit), Aera and Greensteam shall enter into Site-Specific Agreements (and/or amendments to the existing Site-Specific Agreements) for Projects containing a minimum of ten (10) Units, inclusive of the Test Unit (now the first Unit), which ten (10) Units shall be installed, and the Steam Production Commencement Date of the tenth Unit shall have occurred, within eighteen (18) months of execution of such Site-Specific Agreements and/or amendments.

3.5.7     In the event that the mutually pre-agreed Specific Test Requirements contained in Schedule B are not met during the Test Period, then either Party may in its discretion give notice to the other Party that this Program Agreement and any Site-Specific Agreements shall be deemed terminated and of no further force and effect, effective on the date of such notice, except as to matters encompassed with Section 15.1. In the event of termination of this Program Agreement and the Site-Specific Agreements, Greensteam shall remove all structures and restore Aera’s Premises as provided in Section 3.3.9.

Section 3.6     Term of Agreement

Unless this Program Agreement is sooner terminated pursuant to the provisions of Section 3.5.5, Section 3.5.7, Section 16, or any other ground permitted hereunder or allowed by law, this Program Agreement shall continue in effect until the termination date of the Site-Specific Agreement(s) last in effect pursuant to this Program Agreement, which termination date shall likewise be the termination date of this Program Agreement. Notwithstanding, and without limitation of, any provision herein, this Program Agreement, and all Site-Specific Agreements then in effect, shall automatically terminate, and shall be of no further force and effect, if no Full Scale Period has commenced within five (5) years from the Effective Date.

ARTICLE 4
REGULATORY APPLICATIONS, REPORTS AND THIRD PARTY COSTS

Section 4.1 – Regulatory Approvals

After a Site has been identified, Aera will provide Greensteam with reasonable assistance related to regulatory approvals relating to the Project at such Site. Greensteam will file for any environmental or operational permits or exemptions required for the construction, Installation, operation, maintenance and removal of the Project. Aera will have the right, but not the obligation, to review, comment upon, and approve, in a timely manner, all regulatory applications proposed by Greensteam in advance of submission of such applications, such approval by Aera not to be unreasonably withheld.

Section 4.2 - Regulatory Reports

Greensteam will provide a copy of all regulatory reports and submissions to Aera at the time such are provided to the regulatory bodies.

Section 4.3 – Third Party Permitting Costs

Greensteam will pay all costs related to permitting for each Project, including, but not limited to, all Third Party costs such as consultants’ fees. Neither Party’s personnel costs with respect to permitting shall be reimbursed by the other Party.

Section 4.4 – Air Emissions Credits and Offsets

4.4.1     Greensteam shall comply with all regulatory requirements, including but not limited to those related to air quality and emissions regulations, during the engineering, construction and operation of any facility hereunder.

4.4.2     Aera will cooperate with Greensteam, as provided in this Section 4.4, to obtain air emissions credits and offsets. Contemporaneous air emission allowances, resulting from Greensteam Steam production which enables shut down of Aera steam generators, will be provided to Greensteam at no cost to Greensteam. In the event of a Greensteam shut down, these contemporaneous air emission allowances will revert to Aera steam generators that need to be restarted to make up lost steam quantity.

4.4.3     Air emissions credits and offsets not related to those generated by Greensteam Steam production may be provided to Greensteam at Aera’s sole discretion at a commercially reasonable market price. For credits provided by Aera under this section 4.4.3, determination of the transaction methodology shall be at Aera’s discretion. Such methodology may include, but is not limited to, outright sales and/or short term licensing.

Section 4.5 – Carbon and Renewable Energy Credits and Offsets

4.5.1     The State of California 2005 Assembly Bill AB 32 – Global Warming Solutions Act ("AB 32") mandates an enforceable statewide cap on global warming emissions. AB32 directs the California Air Resources Board ("CARB") to establish a mandatory recording system to track and monitor all global warming emissions. It requires that the state's global warming emissions be reduced to 1990 levels by the year 2020, through an enforceable statewide cap that will be phased in starting in 2012.

4.5.2     Each Project hereunder will be structured as a natural gas to biomass fuel switch project and will be registered by Greensteam and Aera with the CARB registry as a global emissions reduction project which will reduce the Aera carbon dioxide (CO2) footprint. Greensteam will be responsible for the emissions reduction project development registration, project design documents and methodologies, implementation, verification and certification as required to generate certified emissions reductions as defined under AB32.

4.5.3     The value of any greenhouse gas emissions reductions allowed under AB32 and generated from any Project hereunder will be owned by Greensteam, even if such reductions are credited to Aera as credits, allowances or other carbon emission-related mechanisms. If these credits, allowances or other mechanisms are allocated to Aera instead of Greensteam, Aera will transfer the credit certificates, or acknowledge that the value of the allowances or other mechanisms is owned by Greensteam. Aera shall have the right of first refusal to purchase up to 80% of the credits, allowances, or other mechanisms at a 50% discount from the then current commercially reasonable market price if Greensteam elects to make any credits, allowance or other mechanisms available for sale, of which Greensteam shall give Aera 30 days notice.

4.5.4     AB 32 directs the CARB to protect entities that have reduced their global warming emissions through actions prior to the regulatory compliance phase-in in 2012. AB32 Section 38562(b)(3) states that entities that have voluntarily reduced their greenhouse gas emissions prior to the implementation of the section shall receive appropriate credit for early voluntary reduction. In the event that such credit is not given, and the baseline is set at post-voluntary emissions levels, Greensteam, out of the 80% remaining emission reduction credits, will provide sufficient credits to Aera to bring them into a neutral position after factoring the projected net economic gain Aera receives as a result of the discounted (from natural gas firing) steam production.

4.5.5     The parties acknowledge and agree that the transactions and Projects undertaken under this Program Agreement are intended not to have a negative economic or regulatory impact on Aera as a result of AB32. If a final determination is made by a jurisdictional regulatory body that results in a negative economic impact to Aera under AB32 as a direct and sole result of any Project (including the Test Unit), then Greensteam shall have the following obligations: If the natural gas to biomass fuel switch under this Program Agreement results in a net increase in Aera's carbon dioxide (CO2) footprint, then Greensteam will be responsible for any liability or cost that Aera incurs as a result of such increase in Aera's carbon footprint, under any such final determination. Without limitation of the foregoing, Greensteam will provide sufficient credits (if a credit system has been developed) or make payment (if no credit system has been developed) to Aera to bring Aera into a neutral position after factoring in the economic gain Aera receives as a result of the discounted cost (from natural gas) of steam production from biomass. As used hereinabove in this Section 4.5.5, the term "final determination" means a ruling, order, rulemaking or other action by a jurisdictional regulatory body which is binding on Aera. The term shall not be construed to impose upon Aera any duty or obligation to appeal or challenge such determination, whether administratively, judicially, or by some other means. Greensteam may elect to challenge such determination and in the event of such challenge, Aera will reasonably cooperate with Greensteam in connection with Greensteam's challenge. All Greensteam obligations under this section 4.5.5 shall remain in effect until, and shall expire upon, Greensteam's completion of its obligations under Section 3.3.9 of this Program Agreement following termination of the Site-Specific Agreement(s) last in effect pursuant to this Program Agreement.

Section 4.6 – Greensteam's Vertigro Algae Technology

4.6.1.     If any Project Agreement hereunder includes, or is amended to include, Greensteam’s Vertigro algae technology, the additional discount factor specified in Schedule F will apply upon implementation of such technology.

4.6.2     Any emissions reduction/ carbon credits that accrue from the use of the Vertigro technology will be the property of Greensteam. Greensteam hereby grants Aera the right of first refusal to purchase Vertigro-related offsets at a commercially reasonable market price.

ARTICLE 5
PROJECT OWNERSHIP

Section 5.1 – Sole Owner

The Parties hereby agree that at all times Greensteam or its Affiliate, or a combination thereof, shall be the sole owner of and have sole responsibility for each Project, it being understood that Greensteam’s obligations to proceed with any Project are subject to the provisions of this Program Agreement and applicable Site-Specific Agreements.

Section 5.2 – Project Support and Approval

Prior to the Construction Commencement Date at any Site, Greensteam shall advise Aera of the date it anticipates commencing such construction. Aera shall have the discretion to either agree to Greensteam’s proposed Construction Commencement Date or choose an alternative start date for reasonable operational or safety reasons, provided that such date is within thirty (30) days of Greensteam’s proposed Construction Commencement Date.

Section 5.3 – Regulatory Approvals

No construction with respect to any Project shall be commenced unless and until all required regulatory approvals needed for commencement of construction of such Project have been obtained.

Section 5.4 – Aera Emissions Testing

Aera will have the right, but not the obligation, to perform reasonable monitoring and testing (including collection of samples) of the emissions from each Project. Aera will notify Greensteam in advance when it plans to conduct such activities and will conduct those activities at reasonable times acceptable to Greensteam and in a manner that does not unreasonably interfere with Greensteam’s operation of the Project.

ARTICLE 6
LICENSE AGREEMENT

Section 6.1 – Form of License

Each Site License Agreement executed hereunder shall be (except for the actual Site location and ingress and egress route location) in the form set forth in Schedule C to this Program Agreement. Greensteam and Aera agree that, in the event that an Affiliate of either Party enters into a Site License Agreement, the affiliated Party shall retain full responsibility for all of such Affiliate’s obligations arising out of such Site License Agreement.

ARTICLE 7
CONFIDENTIALITY

Aera and Greensteam recognize that the carrying out of the terms of this Program Agreement will require the exchange and transfer of Confidential Information between the Parties; it is therefore agreed that all Confidential Information that is or has been exchanged between the Parties will be treated as Confidential Information, pursuant to the terms of the Confidentiality Agreement executed by the Parties on or about December 15, 2006, which Confidentiality Agreement shall remain in full force and effect throughout the term of this Program Agreement.

ARTICLE 8
PUBLICITY

Section 8.1 Written Approval Required

Neither Party shall issue any news releases, public announcements, advertisements, or publicity concerning this Program Agreement, or any Site-Specific Agreement, without the prior written approval of the other Party. In particular, Greensteam understands that this Program Agreement has not been executed by any of Aera’s member companies, which are part of ExxonMobil Corporation and/or the Royal Dutch Group of Shell Companies, and, as such, no mention or inference of any direct or indirect involvement by these member companies shall be made.

Section 8.2 Approval Request Timing

A Party’s request for approval of publicity material shall be submitted to the other Party in writing not less fifteen (15) business days prior to any applicable publishing, printing, or presentation commitment or deadline for any information appearing in any public media and/or other media. Neither Party shall unreasonably withhold approval of publicity material.

Section 8.3 Exception to Approval Process

Notwithstanding the foregoing, it is agreed that, without the prior approval of Aera, Greensteam and its Affiliates may state that the Project(s) will be installed, operated, and tested at a site near Bakersfield, California, and, after it has been installed at the Site, that it is being operated and/or tested at a site near Bakersfield, California. At Greensteam’s sole discretion, it may disclose any descriptions or information related to the Greensteam Technology.

Section 8.4 Media and Publicity Personnel

Greensteam will have trained personnel available who will handle any public relations matters in any emergency situations involving the Project(s). Aera will provide information to Greensteam regarding acceptable one (1) day media training classes.

ARTICLE 9
LIABILITY AND INDEMNIFICATION

Greensteam shall be solely responsible for all materials, equipment, and services necessary for construction, operation, Installation, maintenance, and removal of each Unit and Project hereunder. Greensteam shall be solely responsible for tools, equipment and other property owned, rented or leased by Greensteam or any subcontractor, or employee of either.

To the maximum extent permitted by applicable law, Greensteam shall defend, indemnify, and hold harmless Aera, its parents, member companies, Affiliates, and subsidiary companies, and directors, managers, officers, employees, and agents of such companies, against any loss, damage, claim, suit, liability, judgment, and expense (including, but not limited to, attorneys’ fees and other costs of litigation), and any fines, penalties, and assessments arising out of injury, disease, or death of any Persons (including, but not limited to, Greensteam’s employees) or damage to or loss of any property (including, but not limited to, Aera’s existing facilities), or violation of the applicable law of any governmental authority having jurisdiction, resulting from or in connection with this Program Agreement or the performance or nonperformance of Work associated with any Project under this Program Agreement by Greensteam, its agents or subcontractors (including, but not limited to, employment decisions or employee relations practices or policies of Greensteam, its agents or subcontractors, made or instituted in connection with performance of this Program Agreement), even though caused by the concurrent and/or contributory negligence (whether active or passive or of any kind or description) or fault of a party indemnified, subject to the following sentence. Without regard to the extent of negligence, if any, of an indemnified party, Greensteam, at its expense, shall defend any such claim or suit against an indemnified party and shall pay any judgment resulting therefrom; but if, after Greensteam has both defended any such suit and paid any resulting judgment, it is determined at an arbitration conducted pursuant to Section 15.20 hereunder that the injury, disease, death, or damage was caused by the negligence or willful misconduct of a party indemnified, then Aera shall reimburse Greensteam for Aera's allocable share of the judgment and reasonable defense costs incurred. Aera shall have the right, but not the duty, to participate in the defense of any underlying judicial claim or suit with attorneys of its own selection, at Aera’s expense, without relieving Greensteam of any obligations hereunder.

Notwithstanding any other provision herein, Greensteam shall not be responsible or liable in any way, or obligated to tender a defense for, any environmental claim arising out of Greensteam's testing for, exposure or discovery of, Hazardous Materials (under Section 2.2 hereinabove or otherwise), or any other environmental condition, which were present at a Site prior to Greensteam's first occupation of such Site. In the event of such claim, Aera shall defend any such claim or suit against Greensteam or its parents, affiliates or subsidiary companies and directors, managers, officers, employees and agents of such companies. If after Aera has defended any such suit or claim and paid any resulting judgement, it is determined at an arbitration conducted pursuant to Section 15.20 hereunder that the damage was caused by the negligence or willful misconduct of a party indemnified, then Greensteam shall reimburse Aera for Greensteam’s allocable share of the judgment.

Notwithstanding any other provision herein, Aera shall not be responsible or liable in any way for the condition, alteration or failure of any soils or geologic structures in, under, adjacent to or surrounding the Site or Route as a result of any past, present or future activity on Aera’s Premises, including but not limited to subsidence resulting from such activity.

Greensteam agrees that any claim by Aera for defense and indemnity which Greensteam disputes may be brought and determined in the same action, although not required, as the underlying judicial claim. Greensteam expressly waives any legal right that exists to delay the determination of Greensteam’s indemnity and defense obligations to Aera until the underlying claim is finally determined.

In no event shall either Party be liable to the other for indirect or consequential damages, including damages for loss of use, revenue or profit, operating costs and facility downtime, or other similar business interruptions, arising directly or indirectly from this Program Agreement or any Site-Specific Agreement. The limitations and exclusions of liability set forth herein shall apply regardless of fault, breach of contract, tort, strict liability or otherwise of a Party.

With the exception of environmental claims and suits as detailed above, Greensteam shall promptly tender to Greensteam’s insurance carrier(s), for defense and indemnity of both Greensteam and Aera, any claim mentioned in this Article 9. The Parties expect and desire that such indemnity and defense will be accepted by the insurance carrier(s), and that all such claims will be finally judicially resolved within the limits of insurance stated in Article 10 hereinbelow, with apportionment of liability consistent with such final judicial resolution, in which case no subsequent arbitration between the Parties as described in the second paragraph of this Article 9 will be necessary nor shall any be pursued. These expectations and desires notwithstanding, the obligations, indemnities, and liabilities assumed by Greensteam under this Article 9 shall not be limited by any provisions or limits of insurance required by Article 10 below, and shall survive the termination of this Program Agreement.

If it is judicially determined that any of the indemnity obligations (which Greensteam agrees shall be supported by insurance) under this Article 9 or insurance obligations under Article 10 below are invalid, illegal, or unenforceable in any respect, said obligations shall automatically be amended to conform to the maximum monetary limits and other provisions in the applicable law for so long as the law is in effect.

ARTICLE 10
INSURANCE

Greensteam shall maintain at all times the following minimum insurance, at Greensteam’s sole expense, in compliance with all applicable laws:

(a)

Workers’ Compensation Insurance - complying with all applicable statutory requirements; and Employers’ Liability Insurance - minimum limit of $1,000,000 each occurrence; both coverages to apply to liability as applicable under any state or federal statute or common law;

(b)

Business Automobile Liability Insurance (including owned, non-owned and hired vehicles) - combined bodily/personal injury, death and property damage - minimum limit of $2,000,000 for each occurrence; and

(c)

Commercial General Liability Insurance (including contractual coverage for Article 9 above and Products/Completed Operations coverage) - combined bodily/personal injury, death and property damage - minimum limit of $5,000,000 each occurrence;

Excess or Umbrella Liability Insurance is acceptable as a supplement to meet the minimum liability coverage limits shown above in (b) and (c); however, the excess or umbrella coverage must be primary non-contributory insurance with the same breadth of coverage as the base policy.

Each Greensteam contractor and subcontractor will also be required to maintain and provide proof of insurance for the insurance coverages described above and required by this Article 10, with the one exception that the amount of Commercial General Liability Insurance that such contractors and subcontractors shall carry will be a minimum limit of $2,000,000 each occurrence instead of $5,000,000 each occurrence.

Greensteam shall furnish evidence satisfactory to Aera’s authorized representative that such insurances are in effect. To the maximum extent permitted by applicable law and without in any way limiting Greensteam’s obligations, indemnities and liabilities hereunder, all insurance policies maintained by Greensteam in accordance with this Article 10 and any other insurance maintained applicable to Greensteam’s performance hereunder shall include Aera and any parties in joint operation with Aera as additional insureds with respect to all applicable insurance coverage, and shall contain a waiver of subrogation in favor of Aera and any joint operation parties with respect to coverage for workers’ compensation and employers’ liability. All insurance required to be maintained by Greensteam shall be primary insurance underlying any other applicable insurance, including but not limited to similar or complementary insurance maintained by Aera, and shall not be limited by the liability and indemnity provisions of Article 9.

All such insurance shall be carried by insurance carriers acceptable to Aera, and shall not be materially changed without thirty (30) days prior written notice to Aera. In addition, each certificate shall contain a provision stating that the insurer will provide Aera with thirty (30) days prior written notice in the event of cancellation of the insurance.

Any and all deductibles in the above-described insurance policies shall be assumed by, for the account of, and at the sole risk and expense of, Greensteam.

ARTICLE 11
THIRD PARTY ACTIVITIES/EXCLUSIVITY

Aera, intending to be legally bound, hereby irrevocably agrees and guarantees Greensteam that Aera will not, during the period beginning on the Effective Date and ending on the date of termination of this Program Agreement, directly or indirectly, interfere with, circumvent or attempt to circumvent, Greensteam or Greensteam’s interest under this Program Agreement, or the interest or relationship between Greensteam and any Third Party (other than another oil and gas production company in the State of California), in connection with any ongoing or future business transaction or project in connection with the use of the Technology for the production of Steam.

Greensteam, intending to be legally bound, hereby irrevocably agrees and guarantees Aera exclusive rights to order Greensteam’s Technology, Units and Projects, and not to sell same to other oil and gas production companies in the State of California, for a period beginning on the Effective Date and ending 365 days after the Steam Production Commencement Date of the tenth (10th) Unit referred to in Section 3.5.6 hereinabove (the "Initial Exclusivity Period"), or until termination of this Program Agreement, whichever is sooner.

At the end of the Initial Exclusivity Period, exclusivity shall be extended for additional twelve (12) month periods each time Aera orders five (5) additional Units, scheduled to produce Steam within such twelve (12) months, provided that such order(s) by Aera be made, and any Site-Specific Agreements relating to such Units be executed by the Parties, no later than six (6) months prior to the expiration of the Initial Exclusivity Period and any subsequent extension.

Aera will have most favored nations status with respect to the price for Steam produced from a Greensteam-owned installation in the State of California. Most favored nations status means that Aera will be charged no more than the lowest price incurred/charged for Steam produced/sold by any Greensteam-owned installation in the State of California.

ARTICLE 12
INTELLECTUAL PROPERTY

Patent rights for any Intellectual Property developed with respect to the Project will be owned by Greensteam.

ARTICLE 13
SECURITY

Greensteam shall implement adequate Project Site security to prevent harm to individuals, to avoid business interruption, and to prevent loss of property and information, due to theft, vandalism, violence, illegal and disruptive activities by extremist or terrorist groups, and other criminal acts against Aera or Greensteam. Greensteam shall take reasonable steps to ensure that Greensteam, its subcontractors, and their respective personnel abide by the security guidelines and instructions issued from time to time by Aera or the Office of Homeland Security. Aera will advise Greensteam of any Aera security guidelines and instructions. Greensteam shall promptly advise Aera of any security incident or threat against the personnel, assets or Information Technology (“IT”) systems of Greensteam or its sub-contractors, or Aera. Aera shall have the right, but not the obligation, to audit the security activities of Greensteam and any of its subcontractors in the performance of this Program Agreement and the relevant documents and records at times reasonably agreeable to Greensteam, and Aera shall take reasonable steps to ensure the confidentiality of such activities, documents, and records. Greensteam shall take reasonable steps to ensure that its personnel, its subcontractors, and its subcontractor’s personnel understand and comply with the security systems of Aera and Greensteam.

It is important that Greensteam, its subcontractors, and their respective personnel understand the security behavior expected while they are on Aera's Premises or performing duties directly related to Work requirements.

(a)	Access Control: Access to Aera’s Premises shall be limited to those who have been granted authorization for access by Aera.

Aera reserves the right to verify all visitors (including any non-employee) and vehicles prior to entering Aera Premises.

Identification badges are required for Greensteam, its subcontractors, and their respective personnel. The badge shall be worn so it is visible.

(b)

Vehicle Identification: While on Aera’s Premises: (1) all Greensteam and subcontractor vehicles shall be identified with the name of the Greensteam or subcontractor company, and (2) those vehicles shall be secured from unauthorized use.

(c)

Workplace Violence: Aera has "zero tolerance" for any incident of violence in the workplace, whether it be physical violence, verbal abuse, willful destruction of property, or any form of intimidation. Such acts may be cause for immediate removal of any violator or suspected violator from Aera's Premises.

(d)

Security Incident Reporting: Greensteam shall immediately report any security incident(s) to Aera’s management or security personnel. Aera reserves the right to reasonably investigate all security incidents related to the Program.

ARTICLE 14
ENVIRONMENTAL, HEALTH AND SAFETY

Greensteam will comply with all terms and conditions included in the Greensteam Minimum Environmental, Health and Safety Requirements that are hereby incorporated by reference and attached hereto as Schedule D. Greensteam will prepare an EHS orientation presentation (which shall include a section on escape routes) and take reasonable steps to ensure that every visitor to Aera's Premises has seen such presentation prior to visiting Aera's Premises. Aera will have the right to conduct and/or participate in safety and hazard analyses of any activity undertaken pursuant to this Program Agreement.

ARTICLE 15
MISCELLANEOUS

Section 15.1 - Survival

Such provisions of this Program Agreement that, by their nature, would be expected to survive termination of this Program Agreement, including Articles 7, 8, 9, 10, 11, 12, 13 [during any Greensteam occupation of Aera's Premises], Section 2.1.1, Section 3.2.2, Section 3.3.7, Section 3.3.9, Section 3.4.5 and Section 3.4.2(d) shall survive any such termination.

Section 15.2 - Time of the Essence

Time will be of the essence in respect to all matters relating to this Program Agreement or any Site-Specific Agreement. The Parties may extend any time period provided in this Program Agreement or any Site-Specific Agreement by a writing signed by both of the Parties.

Section 15.3 - Further Acts

Each of the Parties hereto shall at the request and expense of the requesting Party execute and deliver any further documents and do all acts and things as the requesting Party may reasonably require to carry out the intent, meaning and purposes of this Program Agreement.

Section 15.4 - Parties of Interest

This Program Agreement and each Site-Specific Agreement shall inure to the benefit of and be binding upon the Parties and their permitted assigns, successors and/or trustees.

Section 15.5 - Governing Law

This Program Agreement and the Schedules to this Program Agreement shall be governed by the laws of the State of California (without regard to the choice of laws provisions thereof), and subject to the provisions of Section 15.20 herein the Parties hereto agree to irrevocably attorn to the jurisdiction of the court of the County of Kern, State of California, and agree that any proceedings taken in respect of this Program Agreement and/or any Site-Specific Agreement shall be taken in such court and in no other.

Section 15.6 - Entire Agreement

This Program Agreement and the Schedules attached hereto constitute the entire agreement between the Parties to this Program Agreement with respect to the subject matter of this Program Agreement, and supersede all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter of this Program Agreement.

Section 15.7 - Notices

Any notice required to be given pursuant to this Program Agreement shall be in writing and be effectively given and received: (i) when personally served upon the Party to be given such notice at the address designated below; (ii) when sent by facsimile transmission ("telecopy") or electronic mail message (“email”), provided the sender receives electronic acknowledgement that the telecopy or email was transmitted successfully; (iii) when a receipt is signed acknowledging receipt from a courier; or (iv) when actually received, if deposited in the United States mails, properly addressed, certified or registered with return receipt requested, and with postage thereon fully prepaid. Any notice required to be given under the terms hereof shall be given to:

In the case of Aera:

Aera Energy LLC
10000 Ming Avenue
Bakersfield, California 93311
P. O. Box 11164
Bakersfield, CA 93389-1164
Facsimile: (661) 665-5193
Attention: Mr. Phiroze Patel

with a copy to:

Engineering Technology Manager
Exploration, Exploitation and Innovation Department
(same address and facsimile)

In the case of Greensteam:

Global Greensteam LLC
289 West Pender Street,
Suite 1010
Vancouver, BC
Canada
Facsimile: (604) 606 7980
Attention: Mr. Craig Harting - COO

With a copy to: Mr. Doug Frater - CEO
(same address and facsimile)

Section 15.8 – Currency

Unless otherwise indicated, any reference in this Program Agreement to dollars shall be to United States dollars.

Section 15.9 - Business Day

Any obligations required to be performed by a Party under this Program Agreement on a day, other than a Business Day, shall be properly discharged if performed by such Party on the next following Business Day.

Section 15.10 - Waiver

Failure by any Party to insist in any one or more instances upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any Party of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving Party.

Section 15.11 – Severability and Renegotiation

The unlawfulness, invalidity or unenforceability of any provision in this Program Agreement or of any covenant herein contained on the part of any Party shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained, and the Parties shall renegotiate any unlawful, invalid or unenforceable provision promptly and in good faith, with a view of renegotiating such valid and enforceable replacement terms as are nearly as possible the same as those replaced.

Section 15.12 – Amendments

No term or provision hereof may be amended except by an instrument in writing signed by each of the Parties.

Section 15.13 – Assignment

Greensteam may not assign this Program Agreement, except to an Affiliate, without the prior written consent of Aera, which consent may be withheld for any reason, unreasonable or not. Aera may not assign this Program Agreement, except to an Affiliate, without the prior written consent of Greensteam, which consent may be withheld for any reason, unreasonable or not. In the case of an assignment by either Party, assigning Party shall retain full responsibility to the non-assigning Party for all of the assigning Party’s obligations arising out of this Program Agreement. Nothing in this Section 15.13 shall prohibit Greensteam from giving a mortgage, pledge, deed of trust or other similar encumbrance of Greensteam’s rights and obligations under this Program Agreement, or any Site-Specific Agreement, for the purpose of obtaining financing for Greensteam’s Work or other activities under such Agreements, nor shall Aera’s consent be required for same.

Section 15.14 – Force Majeure

Each Party shall be excused for any failure or delay in performing any of its obligations under this Program Agreement, if such failure or delay is caused by Force Majeure, provided that such Party shall (a) promptly notify the other Party in writing of the occurrence or circumstance upon which it intends to rely to excuse its performance, (b) immediately resume performance after the cause of delay is removed, and (c) use all commercially reasonable efforts to minimize the duration of such delay.  Nothing contained herein, however, shall be construed to require a Party to settle a labor dispute against its will. Neither Party to this Program Agreement shall be entitled to the benefit of this Section 15.14 to the extent that the failure or delay in performing its obligations under this Program Agreement was caused by (i) the sole negligence of the Party claiming suspension, or (ii) such Party’s lack of funds.

Section 15.15 – Governance

In the event of any conflict or inconsistency between the provisions in this Program Agreement and any provision of any Schedule to this Program Agreement, the provisions of this Program Agreement shall govern.

Section 15.16 - Counterparts

This Program Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original, but such counterparts together shall constitute but one and the same agreement.

Section 15.17 – Faxed and Electronic Mail Copies

A copy of this Program Agreement transmitted by telecopy or email shall have the same force and effect as an originally executed copy of this Program Agreement.

Section 15.18 – No Partnership

Nothing in this Program Agreement or in the relationship of the Parties hereto shall be construed as in any sense creating a partnership or joint venture among the Parties, or as giving to any Party any of the rights, or subjecting any Party to any of the liabilities or obligations of, the other Party.

Section 15.19 – Independent Contractor

In the performance of their obligations under this Program Agreement, the relationship of each Party, including its directors, officers, employees, agents and consultants, to the other Party shall be that of an independent contractor, and shall in no circumstances be construed to be that of principal, agent or fiduciary of the other Party, or to include any right to make commitments for or on behalf of the other Party.

Section 15.20 – Arbitration

15.20.1 Disputes or Disagreements.  All disputes or disagreements between the Parties arising under or in connection with this Program Agreement or any Site-Specific Agreement will be resolved in accordance with this Section 15.20. The Parties shall attempt to resolve any dispute or disagreement by face-to-face meetings prior to resorting to any additional process. First, Greensteam and Aera operations supervisors will meet to discuss and attempt to resolve the issue. If the operations supervisors cannot resolve the issue, then the respective managers from Greensteam and Aera will meet to discuss and attempt to resolve the issue. If the managers cannot resolve the issue, the respective executives from Greensteam and Aera will meet to attempt to resolve the issue.

15.20.2 Mediation. To the extent that any dispute or disagreement is not resolved by face-to-face meetings within thirty (30) days of the first face-to-face meeting, the Parties will use all commercially reasonable efforts to resolve and finally settle all claims and disputes referred to in Section 15.20.1 through mediation by an independent third party mediator chosen by the Parties. Each of the Parties agrees that during any mediation process it will provide reasonable access to an officer with requisite decision-making authority for and on its behalf. The mediation process will be completed within thirty (30) days following a request for mediation by any one of the Parties. Each Party will bear its own costs of the mediation, except that costs of the mediator will be borne equally between the Parties.

15.20.3 Arbitration. Any claim or dispute not resolved by mediation within the time period prescribed in Section 15.20.2 will be resolved by binding arbitration in accordance with the following:

(a)     an arbitration will be commenced by a Party giving a written notice to the other Party containing a statement of the issue in dispute, a description of the claim being made and a statement that a dispute is being submitted to arbitration. The arbitration will be held in Bakersfield, California pursuant to the JAMS Streamlined Arbitration Rules & Procedures in effect on the Effective Date, before a single arbitrator who is knowledgeable in the petroleum, cogeneration and/or biofuels to steam industry. The Parties will appoint the arbitrator by agreement within fifteen (15) Business Days after the notice commencing the arbitration, failing which the arbitrator will be appointed by JAMS upon application by either Party. Each Party, unless materially prejudiced thereby, shall endeavor in good faith to tender its respective claim(s) or dispute(s), and evidence, to the arbitrator for decision as expeditiously as reasonably feasible, and by means of written submissions and evidence (including where appropriate declarations under penalty of perjury in compliance with applicable California law) and waiver of hearing pursuant to JAMS Rule 18. The arbitrator’s decision and award will be final and binding and may be entered in any court having jurisdiction over the enforcement of such award. The arbitrator will not have the power to award any punitive damages or damages excluded by, or in excess of, any damage limitations expressed in this Program Agreement or any subsequent agreement between the Parties. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief in accordance with the rules of equity; and

(b)     each Party shall bear its own attorneys' fees and costs in connection with the arbitration.

ARTICLE 16
DEFAULT AND DISPOSITION OF PROPERTY

Section 16.1 - Remedy in Event of Default

Except only as provided in Section 14 (Default) of any Steam and Utility Services Sale and Purchase Agreement (Schedule E), and in Sections 3.1, 3.4 and 11.1 of any Site License Agreement (Schedule C), in the event either Party ("noticing Party") determines that the other Party ("defaulting Party") is in violation or default of any of the terms and conditions of this Program Agreement and/or any Site-Specific Agreement, then noticing Party shall give defaulting Party written notice of the alleged violation or default and defaulting Party shall have the obligation and liability to correct the alleged violation or default within sixty (60) days from receipt of said notice. In the event the alleged violation or default has not been corrected to noticing Party's satisfaction within said sixty (60) day time period, then noticing Party may, at its election, declare (1) only the Agreement(s) to which such violation or default applies terminated; or (2) this Program Agreement and all Site-Specific Agreements then in effect terminated. In the event any such termination is disputed by defaulting Party, such dispute shall be subject to the provisions of Section 15.20 of this Program Agreement. Each Party shall remain obligated to perform, to the extent feasible, each term and condition of this Program Agreement and all Site-Specific Agreements pending final resolution of such dispute by arbitration, unless such performance is expressly excused by the other Party in writing, notice of which shall be given in accordance with Section 15.7.

IN WITNESS WHEREOF, the Parties have executed this Program Agreement as of the date first set forth above.

AERA ENERGY LLC

By:      GAURDIE BANISTER

Name:  Gaurdie Banister

Title:    President & CEO

GLOBAL GREENSTEAM LLC

By:      J. DOUGLAS FRATER

Name: J. Douglas Frater

Title:   President & CEO

SCHEDULES

Schedule A – Description of the Project(s) and Technology
Schedule B – Test Unit Plan
Schedule C – Site License Agreement
Schedule D – Minimum Environmental, Health and Safety Requirements
Schedule E – Steam and Utility Services Sale and Purchase Agreement
Schedule F – Project Agreement

Schedule A

Description of the Project(s) and Technology

The Project(s) replaces natural gas-fired steam generators with waste biomass-fired Steam generators. In addition to producing cost-effective Steam, the Project(s) switches renewable biomass fuel for fossil fuel, thus reducing greenhouse gas emissions.

The Technology consists of a material handling system, a cyclonic combustion system, a heat recovery steam generator, and appropriate pollution control equipment.

The material handling system receives waste biomass fuel, dries and sizes it for combustion, and stores it in adequate amounts for feeding the combustor.

The combustor efficiently burns the material and creates a hot gas which is transported to the heat recovery Steam generator. The generator transfers heat from the hot gas to Feedwater supplied by Aera.

The pollution control system captures residual combustion products, primarily particulates that don’t combust. All process waste, except for a small quantity of Waste Water, will be properly disposed by Greensteam.

The overall process employs unique Greensteam technologies which maximize thermal efficiency while minimizing air pollution.

The overall system uses Electricity, Natural Gas, Feedwater, and Utility Water supplied by Aera and partially paid for by Greensteam.

Each Project is owned and operated by Greensteam on land licensed from Aera. Aera will buy Steam, which meets specifications, from Greensteam.

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**Schedule B**
**Test Unit Plan**

### 1.0 General Considerations

1.1 The scope and objectives of the Test Unit plan are as set forth in Section 3.5 of the Program Agreement and shall include the following:

- Demonstrate operational compatibility with pre-existing oilfield operations
- Demonstrate long-term operability
- Demonstrate NOx reduction, particulate reduction, other emissions reduction and waste management
- Demonstrate an acceptable steam product
- Install a full-scale Test Unit and related equipment and appurtenances necessary to demonstrate the items listed above and to support the Projects contemplated in the Program Agreement.

1.2 The Test Period will include testing of the following systems:

- Wood burner, heat recovery steam generator, wood storage and wood feed.
- NOx, particulate and other emissions reduction and control, and disposition of any wastes produced in the process.
- Facility instrumentation and controls.

1.3 The Test Unit Site will have a dedicated entrance and the entire Site will be fenced in for security purposes. Truck access will be provided and the Site will be gated when not in use.

1.4 The Test Unit will be designed for at least fifty (50) million BTU per hour capability.

1.5 The size of the Test Unit Site required is estimated to be sixteen (16) acres depending on the configuration of the Site.

1.6 It is anticipated that the plant may run twenty-four (24) hours per day seven (7) days per week during testing. There will be periods during which the plant will not be operating, including maintenance periods and periods between test runs.

1.7 The Site will be manned when running and will be locked when no personnel are on the Site. Staffing is estimated at one (1) operator per shift. Media trained Greensteam spokespersons will be available and present when required during the Test Period.

### 2.0 Specific Test Requirements

Aera, at its sole discretion, will designate representatives to witness the fulfillment of requirements listed in this Schedule B. Greensteam shall give Aera at least one (1) day notice that it is performing operations to meet these requirements. If Aera does not witness the fulfillment of a requirement for which the specified notice is given by Greensteam, Greensteam is not obligated to repeat such testing but will give Aera all data resulting from the test.

2.1 Operational Capability

2.1.1 The Test Unit will make two (2) controlled startups from a completely shutdown configuration, each within an eight (8) hour timeframe. The Test Unit will make two (2)

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controlled shutdowns from a fully operating configuration, each within an eight (8) hour timeframe.

2.1.2 The Test Unit will operate for a minimum of Test Run Hours as defined in the Program Agreement, demonstrating continuous Steam output of the Quality, quantity and pressure specified in Section 2.2 of this Schedule B.

2.2 Test Run Steam Specifications

2.2.1 Steam Quality shall target 75%, but shall not be less than the higher of (1) Cut-off Steam Quality as defined in Schedule E Section 12.12; or (2) 50% as stipulated in Schedule E Section 4.2.

2.2.2 Steam quantity shall not be less than 3000 Cold Water Equivalent barrels of Steam per day averaged over the Test Run Hours.

2.2.3 Steam pressure shall not be less than the Feedwater pressure averaged over the Test Run Hours less 600 psi.

2.3 Biomass Supply and Conveyance

2.3.1 The reliability, continuity and quantity of biomass supply will be demonstrated in the Test Run Hours.

2.3.2 The characteristics of biomass used in the Test Run Hours will be representative of the characteristics expected during the Full Scale Period.

2.3.3 Drying and other treatment of biomass shall be demonstrated during the Test Run Hours.

2.3.4 The reliability, continuity and capability of biomass conveyance from storage sites to the Test Unit shall be demonstrated during the Test Run Hours.

2.4 Steam Conveyance

2.4.1 During the entire Test Run Hours, Steam generated by the Test Unit will be conveyed to the Site Boundary and placed in an Aera steam line.

2.5 Emissions

2.5.1 During the Test Run Hours the operation will be in full compliance with stipulations laid out in the June 18, 2007 Rule 2021 experimental research operation permit exemption letter from the San Joaquin Valley Air Pollution Control District (Exhibit 1).

2.5.2 There will be at least one (1) time within the Test Run Hours when emissions testing will verify full compliance with the stipulations of Exhibit 1.

2.6 Metering and Control

2.6.1 During the Test Run Hours continuous monitoring of operational parameters will demonstrate that the Test Unit is operating safely and within the above-stated requirements and specifications.

2.6.2 Prior to the Test Run Hours measurement equipment will demonstrate the accuracy specified in Section 12.7 of Schedule E.

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## 3.0 Schedule

For planning purposes only, the anticipated Test Unit schedule is forecasted as follows, dates noted are after contract execution (ACE):

| | |
|---|---|
| Aera site identification | 1 month ACE |
| Onsite preparation | 3 months ACE |
| Installation and hook-up: | 7 months ACE |
| Start up and commissioning: | 8 months ACE |
| Test run period: | 9 months ACE |
| Completion of Testing: | 14 months ACE |

A Test Unit Site layout will be generated after Site selection.

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San Joaquin Valley
Air Pollution Control District

JUN 1 8 2007

Aera Energy
Attn: Darryl Gunderson
P.O. Box 11164
Bakersfield, CA 93389-1164

**Re: Your request for a Rule 2021 experimental research operation permit exemption for a biomass fired steam generator located in the Belridge oilfield (Sec 33, T28S, R21E)**

Dear Mr. Gunderson:

Thank you for your 5/30/07 follow up information to your request for an experimental research operation permit exemption pursuant to Rule 2021 for a biomass fired steam generator with supplemental natural gas firing and associated fuel handling and treating equipment.

Rule 2021 defines an experimental research operation as any air pollution control technology or device or any industrial process or technology with reduced emissions which is:

a. innovative,
b. not in common use for a particular process,
c. not readily available from a commercial supplier, or
d. funded as original research by a public agency.

The District has reviewed your request and has determined that this proposal qualifies as an experimental research operation providing the following requirements are met:

1. All Regulation IV and VIII requirements must be complied with, including but not limited to, Rule 4101 Visible Emissions, Rule 4201 Particulate Matter Concentration, Rule 4352 Solid Fuel Fired Boilers, Steam Generators, and Process Heaters, Rule 8031 Bulk Materials, and 8071 Unpaved Traffic Areas.
2. The feasibility of using citrus wood residue and rootballs as fuels, including methods of treating such materials prior to combustion, shall be evaluated and a written report submitted to the District.
3. For each mode of operation measure NOx, CO, and O2 emissions using a portable analyzer.
4. For each mode of operation keep records of the type of biomass used, system settings unique to that mode of operation, and measured low, average, and high NOx, CO, and O2 emissions.

Seyed Sadredin
Executive Director / Air Pollution Control Officer

Northern Region Office
4800 Enterprise Way
Modesto, CA 95356-8718
(209) 557-6400 • FAX (209) 557-6475

Central Region Office
1990 East Gettysburg Avenue
Fresno, CA 93726-0244
(559) 230-6000 • FAX (559) 230-6061
www.valleyair.org

Southern Region Office
2700 M Street, Suite 275
Bakersfield, CA 93301-2373
(661) 326-6900 • FAX (661) 326-6985

**EXHIBIT 1**

JUN 1 8 2007

Aera Energy
Page 2

5. Monthly summaries of operating data and portable analyzer readings showing the high, low, and average values shall be submitted within 60 days after the end of each month.
6. When operation has been fully optimized and before 180 days of cumulative operation, perform a source test for PM10, NOx, SOx, VOC, CO, and hazardous air pollutants using EPA/ARB test methods. Source test protocol and results shall be submitted as specified in Rule 1081.
7. Official test results shall be submitted to the District in writing and in final form no more than 60 days after each test sequence is complete.
8. Cumulative total days of operation shall not exceed 180 calendar days.

Please note that an Authority to Construct must be obtained for use of the subject unit other than that allowed by this experimental research operation exemption. Such an Authority to Construct would need satisfy Rule 2201 – New and Modified Stationary Source Review requirements, including Best Available Control Technology (BACT) requirements. As the proposed unit will be used in heavy oil production, it will be part of Aera Energy's stationary source. BACT requirements will be determined when we evaluate such an application and may be more stringent than proposed emission levels for the subject unit.

Thank you for your cooperation in this matter. Should you have any questions, please telephone Mr. Thomas Goff of Permit Services at (661) 326-6900.

Sincerely,

David Warner
Director of Permit Services

T. Goff

Thomas E. Goff, P.E.
Permit Services Manager

lms

cc: Craig Harting, Global Green Solutions via FAX at 661-664-0301
Mike Oldershaw, SJVUAPCD Compliance

Schedule C

Site License Agreement

(Site No. ___; Project No. ___)

This Site License Agreement (“Site License Agreement”) is made and effective as of the __ day of _________, 2_____, by and between Aera Energy LLC (“Aera”) and Global Greensteam LLC (“Greensteam”).

R E C I T A L S

          A.     Aera is the owner of certain real property commonly known as the “____Oil Field,” located in _____ County, California (the “Property”).

          B.     Aera and Greensteam have entered into a Program Agreement dated __, 2007 the “Program Agreement”) pursuant to which Greensteam has agreed to develop Sites and Projects in which Greenstream will own and operate certain equipment in connection with producing and selling Steam to Aera, as provided by the Program Agreement. The terms of the Program Agreement are hereby incorporated by reference and made a part of this Site License Agreement. Any term used herein but not defined will have the definition, if one, provided by the Program Agreement. Pursuant to Section 2.2 of the Program Agreement, for each Site and Project developed under the Program Agreement, there shall be a Site License Agreement, Project Agreement and Steam and Utility Services Sale and Purchase Agreement (“SUSSPA”), collectively the Site-Specific Agreements. The Site and Project to which this Site License Agreement applies are referenced in the title hereinabove and in Exhibit One; and as used herein, the terms “Site” and “Project” shall refer to such Site and Project; reference herein to any Site-Specific Agreement shall be to the Site-Specific Agreement applicable to such Site and/or Project.

        C.     Greensteam wishes to construct, Install, operate, maintain, and remove certain equipment and/or materials in connection with performing its obligations under the Program Agreement on a portion of the Property more particularly described and depicted on Exhibit One designated as Site (the “Site”).

        D.     In accordance with the terms and conditions set forth below, Aera has agreed to grant a license to Greensteam for Greensteam’s use of the Site and Route.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greensteam and Aera agree as follows:

1.0	Rights and Licenses Granted; Representations

1.1

Subject to the terms and conditions contained in the Program Agreement and this Site License Agreement, Aera grants to Greensteam and its successors and permitted assigns the non-exclusive right and non-exclusive license to use the Site for the sole purpose of constructing, installing, operating, maintaining, and removing the Project, and for the other activities described in the Program Agreement for the Project. Aera also grants to Greensteam a nonexclusive right and license for ingress to and egress from the Site over Aera-owned property as depicted on Exhibit One, designated as Route (the “Route”).

1.2	Aera represents and covenants that it has the right to grant to Greensteam all rights and licenses granted in this Site License Agreement. Except as specifically provided above,

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the rights and licenses granted hereby are made without any warranty whatsoever of any kind or nature (express, implied, or statutory) on the part of Aera, whether with respect to the fitness or availability of the Site or Route or any portion or portions thereof for any purpose herein mentioned or otherwise; and, without limiting the generality of the foregoing, Aera shall not be responsible or liable in any way for any failure to maintain the Site, or Greensteam’s use of the Site, within the Site Boundary, howsoever and wherever arising; or for the condition, alteration or failure of any soils or geologic structures in, under, adjacent to or surrounding the Site or Route as a result of any past, present or future activity on Aera’s Premises, including but not limited to subsidence resulting from such activity, notwithstanding any other provision herein. It is also expressly understood and agreed that Aera shall have no obligations or liability whatsoever to make any repairs or improvements on or with respect to any improvements which have been made by Greensteam, and Greensteam agrees never to question, contest, or assail Aera’s title to the Site within the Site Boundary, or Route, or any and all easements, servitudes, and other rights or matters affecting the same. Aera shall be responsible for providing all routing to the Site Boundary and shall maintain the Route.

1.3

Aera agrees that, subject to the terms and conditions contained in the Program Agreement and this Site License Agreement, it will take all reasonable steps and do all things reasonably necessary to honor and preserve the rights and licenses granted to Greensteam, and will take no unreasonable action that may interfere with, or prevent Greensteam from exercising its rights and licenses under, this Site License Agreement.

1.4	Greensteam shall operate and maintain its equipment and shall construct any permitted improvements at the Site at Greensteam’s sole risk and expense.

1.5

Except as specifically stated otherwise in this Site License Agreement, Greensteam will be responsible for all costs related to or arising out of the construction, Installation, operation, maintenance, and removal within the Site Boundary of any Project, including but not limited to any property/ad valorem tax, or sales or use tax attributable and allocable to such activities and such Project, such taxes to be billed and paid as provided in Section 10.6 of Schedule E. Such costs shall include, but not be limited to, (1) utility supply hook-ups, including the cost of extending supply infrastructure from locations where such utilities are currently available near the Site, as more fully provided in Schedule E; and (2) costs to properly dispose of all waste produced by the Project.

2.0	Site and Route Location and Term

2.1	Location, size, and perimeter of the Site and Route are as specified on Exhibit One hereto.

2.2	The term of this Site License Agreement will be the Full Scale Period as defined in the Program Agreement and the Project Agreement applicable to the Site, and any extension(s) thereof.

2.3

At the expiration of the term described herein, or earlier termination of this Site License Agreement as provided herein, the rights and licenses created hereby shall terminate and Greensteam shall remove all equipment from the Site and shall leave the Site and Route in as good or better condition as when initially entered upon by Greensteam.

Greensteam will promptly remove the Project constructed on the Site by Greensteam at Greensteam's expense. Greensteam shall repair all damage, including, without limitation, damage to landscaping caused by such removal, and shall restore the Site and Route as nearly as reasonably possible to its condition prior to the Construction Commencement Date. Any part of the Project not removed within ninety (90) days after the termination of this Site License Agreement may be removed and disposed of by Aera, at Greensteam's

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expense, provided that Greensteam is given written notice of the part of the Project that has not been removed and Greensteam fails to remove it within thirty (30) days of its receipt of such notice.

3.0	Use and Access

3.1

The sole use and purpose of this Site License Agreement and the rights and licenses granted hereby with respect to the Site and Route is for the purpose of the Project described in the Project Agreement applicable to the Site. Greensteam agrees that the Project shall in no way materially or unreasonably interfere with the use, safety of, and enjoyment of the Property by Aera, or with Aera’s operations. If such material or unreasonable interference shall occur, Aera shall give Greensteam written notice thereof and Greensteam shall take reasonable steps to initiate and diligently prosecute the correction of the same within twenty-four (24) hours of receipt of such notice. If Greensteam does not take reasonable steps to initiate and diligently prosecute the correction of the same within twenty-four (24) hours, Greensteam shall be in Default (as defined below) under the terms of this Site License Agreement without the requirement of further notice, in which case Aera shall have all rights and remedies provided herein, including the right to terminate this Site License Agreement and revoke the rights and licenses granted herein. Further, if Greensteam does not take reasonable steps to initiate correction of the same within twenty-four (24) hours, Aera may immediately take whatever steps Aera deems reasonable and appropriate to stop such interference, including, but not limited to, suspending Greensteam’s access to the Site and/or Route, all at the expense of Greensteam.

3.2

Greensteam will have access to the Site and Route to install, construct, operate, maintain, and remove the Project, and Aera will not unreasonably interfere with Greensteam’s installation, construction, operation, maintenance, and/or removal of the Project during the term hereof.

3.3	Greensteam will install a fence around the Site.

3.4

Notwithstanding any other provision in this Site License Agreement, Aera retains the right to immediately suspend Greensteam’s access to the Site and/or Route and/or any Greensteam operation thereon, in the event the construction, installation, operation, maintenance, or removal of the Project are not conforming to Aera’s EHS Requirements, safety or environmental policy and procedures or regulatory standards, are outside the scope of work specified in the Project Agreement, cause interference in any way with Aera’s operations, or in the event of any emergency which warrants such suspension, in Aera’s sole judgment. Aera will provide Greensteam with written notice of any such suspension and the reason for the suspension. After such notice, in circumstances of nonconformance and safety permitting, Greensteam will be given access for the sole purpose of curing the nonconformance. Upon such cure, Greensteam’s access under this Site License Agreement will be restored.

3.5

Aera has the right to (a) inspect the Site and Project at any time to confirm Greensteam’s conformance with Aera’s EHS Requirements, safety or environmental policy and procedures or regulatory standards, and (b) access the Site and/or Route at any time.

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4.0	Third-Party Visitors

4.1

Subject to all applicable provisions of the Program Agreement, Greensteam may allow Third Parties to view the operations of the Project. Any Third Party Site visits shall be reasonably coordinated with Aera. Any claims arising from such visits will be covered by the indemnity and insurance provisions of this Site License Agreement and the Program Agreement.

5.0	Liens and Claims

5.1

Greensteam shall do all things reasonably necessary to prevent the filing of any lien against the Site, Route and/or Property, (or any portions thereof) by reason of work, labor, services, or materials supplied to or by Greensteam. Prior to utilizing any subcontractors or suppliers to perform any services or to furnish any equipment, materials, or other supplies in connection with Greensteam’s use of the Site or Route, Greensteam shall obtain written releases (in form previously approved in writing by Aera) from all such subcontractors and suppliers, waiving their respective rights under California law to file mechanic’s liens against the Site, Route, and/or Property including all of Aera’s subject real and personal property, to the extent permissible under all applicable laws and regulations. Further, Aera shall have the right to require that Greensteam provide Aera with fully executed lien waivers from Greensteam’s respective subcontractors and suppliers.

5.2

If any such lien shall at any time be filed against the Site, Route, and/or Property Greensteam shall either cause the same to be discharged of record within twenty (20) days after the date of filing of same, or if Greensteam in good faith determines that said lien should be contested, Greensteam shall furnish such security or take any other steps as may be required to prevent any foreclosure proceedings against said Site, Route and/or Property during the pendency of such contest. If Greensteam shall fail to discharge said lien within such period, or fail to furnish such security or take such other steps, Aera may, at its election, discharge the same by either paying the amount claimed or depositing into court adequate security, or Aera may perform in such other manner as may be allowed by law. Any amounts paid by Aera for any of the aforesaid purposes, plus all legal and other expenses (including, without limitation, reasonable attorney’s fees) and interest thereon at the rate of ten percent (10%) per annum, shall be deemed an indebtedness to Aera and payable by Greensteam on Aera’s written demand.

6.0	Compliance

6.1

Greensteam, at its sole cost and expense, shall at all times cause the activities it conducts on the Site, Route and/or Property, and any improvements made on the Site and/or Route in accordance with the terms of this Site License Agreement, to comply with all applicable laws relating to such activities and improvements. Greensteam shall conduct its operations hereunder in a proper and orderly manner and in strict conformity with all applicable laws, ordinances, rules, and regulations which are now in force or may hereafter be enacted or adopted by any government or governmental agency, and Greensteam shall not permit anything to be done in or upon Aera’s Premises which shall in any way conflict with any of said laws, ordinances, rules, or regulations. Without limiting the generality of the foregoing, Greensteam shall, at its sole cost and expense, timely secure any and all permits, licenses, and/or variances required by public bodies in connection with Greensteam’s use of the Site and/or Route and the exercise of its rights and the performance of its obligations hereunder. Greensteam shall provide Aera with copies of all permits secured, plus copies of all reports prepared as a result of said

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permits. Greensteam shall neither commit nor suffer, nor permit the commission of, any waste or damage to or on or in the Site, Route and/or Property.

7.0	Hazardous Materials

7.1

Greensteam shall not install, bring, or place any Hazardous Materials into or on the Site, Route, and/or Property. If any Hazardous Materials are introduced by Greensteam, its employees, guests, contractors, agents, or Affiliates, then Greensteam shall remove the same within twenty-four (24) hours of notice from Aera, and shall indemnify, defend, and hold Aera wholly harmless from any claim, loss, cost, damage, or expense resulting from such Hazardous Materials. This indemnity shall survive termination of this Site License Agreement. If Greensteam shall discover the existence of any Hazardous Materials in or around the Site, Route, and/or Property, Greensteam shall immediately notify Aera, and shall conduct no further work around such Hazardous Materials without the prior written approval of Aera.

7.2

As used herein: (a) the term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals, and/or the environment under any Environmental Requirements as defined in subsection (b); asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) [expressly excluding any such substances that are (i) Feedwater, Electricity, Natural Gas, Utility Water or Production of the Project (as those terms are defined by the Program Agreement) or are necessary elements in the construction, installation, operation, maintenance, or removal of the Project, and (ii) are handled in accordance with, and do not exceed such amounts as are permitted by, all Environmental Requirements and laws]; (b) "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority regulating or relating to health, safety, or environmental conditions on, under, or about the Site, Route, Property, or the environment, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Safe Drinking Water Act; all applicable state and local counterparts thereto; and any applicable regulations or policies promulgated or issued thereunder.

8.0	Dispute Resolution

8.1

Any disputes between Greensteam and Aera under this Site License Agreement will be resolved pursuant to the dispute resolution procedures contained in the Program Agreement, and such dispute resolution procedures will apply to this Site License Agreement.

9.0	Insurance

9.1	Greensteam will provide the insurance coverage required by the Program Agreement, and such insurance coverage will apply to this Site License Agreement.

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10.0	Indemnification

10.1

In addition to the indemnifications put forth in Section 7.1 above, Greensteam will provide the same indemnifications required by the Program Agreement, and such indemnification requirements will apply to this Site License Agreement and shall survive termination of this Site License Agreement.

11.0	Default

11.1

Should Greensteam fail to comply with any of the material terms, covenants, or conditions of this Site License Agreement and fail to take reasonable steps to initiate and diligently prosecute the remedy of the same within ten (10) Business Days after written notice from Aera (such notice shall specify the nature of the default), then Aera may thereupon terminate this Site License Agreement by written notice to Greensteam. Upon such termination, the rights and licenses granted hereby shall be revoked, and the rights of Greensteam to use any part of the Property shall cease and end. The termination of this Site License Agreement shall not impair the ability of Aera to pursue any and all other remedies allowed by law.

12.0	General

12.1

The terms of the Program Agreement are hereby incorporated by reference and made a part of this Site License Agreement. Any term used herein but not defined will have the definition, if one, provided by the Program Agreement.

12.2

The licenses and any other rights granted to Greensteam hereunder are personal to Greensteam, and shall not be assigned or transferred to any other person or entity, except as provided herein or in the Program Agreement. Any such assignment or transfer shall be null and void ab initio.

12.3

Greensteam hereby represents, warrants, and covenants that it is Greensteam’s intent that this Site License Agreement and the rights and licenses created hereby create only a license in favor of Greensteam to use the Site and Route in the manner described herein, and that in no event shall this Site License Agreement or Greensteam’s use or occupancy of the Site or Route be deemed or construed to create or constitute a leasehold, an easement, or any other estate or tenancy in favor of Greensteam.

13.0	Default

13.1	Except as specifically provided in Sections 3.1, 3.4 and 11.1 hereinabove, the default provisions of Article 16 of the Program Agreement shall apply to this Site License Agreement.

6

IN WITNESS WHEREOF, the parties hereto have executed this Site License Agreement the day and year first above written.

LICENSOR:	LICENSEE:

AREA ENERGY LLC	GLOBAL GREENSTEAM LLC
By:
By:
Its:
Its:

7

Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

The following EHS Requirements are fully applicable to and hereby incorporated into each Site License Agreement, Project Agreement and Steam and Utility Services Sale and Purchase Agreement entered into pursuant to the Program Agreement.

1.	Greensteam Environmental, Health and Safety Responsibilities

Greensteam shall be responsible to ensure the health and safety of its employees and the employees of its subcontractors. Greensteam shall ensure its subcontractors comply fully with the EHS Requirements.

Greensteam shall communicate the EHS Requirements to Greensteam Personnel and cooperate with Aera in implementing them on any jobsite(s) covered by the Project Agreement.

2.	Right to Audit EHS Records

During the term of the Project Agreement and for a period of four (4) years after termination of the Project Agreement, Greensteam shall keep accurate, auditable records of all EHS data. Aera or persons designated by Aera shall have the right to audit such records at any time upon reasonable notice to Greensteam. At a minimum, Greensteam shall keep the following data in electronic and paper form:

OSHA logs

COPS video, worker rosters and test results

Worker safety training records and work site inspection reports

Worker time sheets that account for total time worked under the Project Agreement

Incident reports and associated investigations

Safety metrics and associated data

IIPP

3.	General EHS Conditions

a.

Safety Performance Survey. Greensteam shall submit a detailed safety performance survey that documents key provisions of Greensteam’s IIPP to be included in the Project Agreement file. Greensteam may be required to periodically update the safety performance data at Aera’s request.

b.

California Oil Producers Audits. Greensteam may be subject to routine safety audits by representatives of the COPS safety team comprised of safety professionals from upstream oil producers with operations in California that participate in a cooperative effort to align safety requirements.

c.

Precautions. Greensteam shall take all reasonable precautions when working on Aera’s Premises to protect the environment, as well as the health and safety of employees, third parties, and members of the public. Greensteam shall take all reasonable precautions to prevent damage to Aera’s Premises and public property.

d.

Regulatory Compliance. Greensteam shall comply with all federal, state and local laws, codes and regulations including, but not limited to, having an effective IIPP. Greensteam shall take such steps as are necessary to understand and comply with Aera’s EHS policies and procedures. Greensteam shall also follow special safety rules and/or regulations when requested by Aera. In the event Greensteam has its own EHS policies and procedures, Greensteam shall compare such policies and procedures with Aera’s EHS policies and procedures and shall adhere to the more stringent requirements. If there is any question which policy or procedure shall control, Greensteam shall confer with Aera to promptly resolve any issue.

e.

Staffing Requirements. Greensteam Personnel must be physically fit, well-trained and fully qualified for the job to be performed. Greensteam shall provide adequate supervision and EHS support for all Greensteam Personnel working on Aera’s Premises. If any Greensteam Personnel cannot read, write, speak, and understand English, a bilingual Greensteam supervisor capable of interpreting and communicating with both Aera and Greensteam Personnel in their primary language(s) must be provided as part of each work team. It is required that such

                                                                                                                                             Page 1 of 7                                                                                March 2004

Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

supervisor(s) will always be on-site while Work is being performed in the event of an emergency. If a worker is working alone at a work site, s/he must be able to read, write, speak and understand English.

f.

Work-Hours. Greensteam may be required to report total hours worked. If requested, Greensteam shall submit such work-hour report by the 7th working day of the month for the previous month’s work hours.

g.

Security. Greensteam shall comply with all requirements in the Project Agreement, as well as procedures in designated restricted access areas, including check in and check out. This may include facilities, plants, buildings, drilling locations, work sites, etc. While on Aera’s Premises outside of designated visitor parking areas: (1) all Greensteam, sub-contractor, and Greensteam Personnel vehicles (owned, non-owned , hired, and/or personal) shall be clearly identified with the name of the Greensteam or sub-contractor company, and (2) those vehicles shall be secured from unauthorized use at all times while on Aera’s Premises. Greensteam may be required to provide a daily roster, by name, of all Greensteam Personnel working at specified Aera locations.

h.

Training. In order to work on Aera’s Premises, all Greensteam Personnel shall have minimum safety training including, but not limited to, the following: hazard communication, hydrogen sulfide, asbestos (awareness level), personal protective equipment, energy control (lockout/tagout), line breaking/blinding (awareness level), crane and rigging safety, confined space (awareness level), welding safety, fall protection, fire prevention & fire extinguishers, emergency action planning, permitting, excavation & trenching (awareness level), back protection and environmental awareness (spill/leak reporting, endangered species, etc.). Other job-specific training may be required. Training may be obtained from third-party providers or through Greensteam’s own EHS training programs. If equivalent training is to be used to satisfy the requirements under this part of the Project Agreement, Greensteam shall provide Aera in writing a reasonably complete summary or outline of such training.

1)

In addition to the above, Greensteam’s supervisors shall have training on the following: hazard recognition, job site inspections, incident reporting and investigation, pre-job work planning, and drug abuse awareness.

2)

Greensteam Personnel and Greensteam supervisors shall have annual refresher training on required topics. Greensteam Personnel and Greensteam supervisors may be asked to show proof of training at any time, and training records will be subject to review during Aera’s audits.

Note: It is Aera’s understanding that most of the minimum Greensteam safety training requirements are consistent with Passport training available through Westec or the ABC. Westec and ABC offer this training as an extension course through local community colleges. Passport training may be periodically available at certain of Aera’s locations. Passport Plus is a one-day confined space entry class that is also available at Westec and ABC. Greensteam may contact Aera’s EHS Advisor or Authorized Aera Representative for additional information.

i.

Safety Equipment. Greensteam shall, at its cost, assess the need for, supply and maintain all required safety equipment required for use by Greensteam Personnel for each job or work task. Required equipment includes, but is not limited to: Detection and monitoring equipment, first-aid, respiratory protection, fire-fighting equipment, personal protection equipment, drug and alcohol testing equipment, communications equipment, etc. Any exceptions must be agreed to in advance (by Aera’s EHS Advisor or EHS Manager and Authorized Aera Representative) and documented.

j.

Poor EHS Performance. If, in the sole judgment of Aera, Aera determines that Greensteam’s EHS performance is not meeting Aera’s standards, in addition to any other rights it may have under the Project Agreement, Aera may require Greensteam to create and implement an EHS improvement plan with measurable deadlines and improvement action plans. Greensteam’s first-line supervisor or onsite leader shall review such plans with Aera’s EHS Advisor and/or operations representative(s). Aera will review the plan with Greensteam and, with Aera's EHS Advisor input, approve or reject such plan.

4.   Other EHS Conditions

                                                                                                                                             Page 2 of 7                                                                                March 2004

Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

General Orientation. Before beginning Work, Greensteam shall ensure that all Greensteam Personnel read and understand the Aera Contractor EHS Handbook. Safety rules in the handbook are basic and general in nature and do not cover every working condition. Additional local rules and procedures may apply. Prior to beginning Work, Greensteam shall show all Greensteam Personnel the Aera-provided COPS Contractor Safety Orientation video. Greensteam shall have all Greensteam Personnel complete a Aera-provided written examination following the video.

a.

Site-Specific Orientation. Aera provides site specific orientation at most field locations. This orientation identifies hazards that may be encountered. Greensteam shall ensure that Greensteam Personnel attend the first available site specific orientation. Aera’s representatives will assist with scheduling.

b.

Restricted Access and Occasional (Transient) Worker Requirements. Aera will control access at select locations to improve operational safety and ensure that visitors, transient and other workers new to the work site are informed of work site hazards, ongoing activities and Aera’s safe practices. As part of this process, a card will be issued to any Transient Worker showing that s/he has undergone facility specific orientation and the card will be active for the calendar year. If the Transient Worker loses or is unable to produce the card during future visits, s/he will be required to undergo orientation again. Aera’s representative shall provide all Transient Workers with a facility overview and site orientation prior to commencing Work or unloading product.

c.

Drivers License. Greensteam Personnel who operate vehicles (company or personal) or heavy equipment on Aera’s Premises shall have a valid driver’s license appropriate for the vehicle or equipment being operated. Greensteam shall have a process to ensure that this requirement is met. (Note: For a fee, the Department of Motor Vehicles has the DMV Pull Notice Program that provides employers timely information on the license status of each employee.).

d.	Permits. Prior to beginning Work, Greensteam shall obtain and maintain, at its cost, all permits and equipment certifications required by federal, state or local laws.

e.

Pre-Job Work Planning. Greensteam shall conduct pre-job planning before Work begins. This may include, but is not necessarily limited to: job safety analysis, job safety plans, standard operating procedures, etc. (Note: See Aera’s site representatives for local requirements.).

f.	Audits. Greensteam shall perform comprehensive audits to identify and eliminate unsafe work practices or unsafe conditions or equipment in its work areas. Aera may conduct EHS audits of Greensteam.

g.

BBSM. At Aera’s request, Greensteam shall adopt a BBSM process designed to reduce occupational injuries by the identification of at-risk behaviors. (Note: See Aera’s site representatives for assistance.).

h.

Incident Reporting. Greensteam shall immediately report any and all EHS incidents (e.g., injuries, illnesses, vehicle accidents, near misses, fires, etc.) to Aera. Greensteam shall submit a written report and all Aera-required documentation to Aera’s EHS Advisor within 48 hours of an EHS incident.

Root Cause Analysis. Greensteam shall have the capability to investigate all EHS incidents using a defined process or standardized method for determining contributing factors and root cause(s) of any EHS incident.

i.

Medical Services Availability: Greensteam shall provide ready access to qualified medical personnel for advice and consultation on matters of industrial health or injury. Greensteam representative shall accompany Greensteam Personnel with injuries or illnesses that occur on Aera's Premises to provide information to the qualified medical personnel as necessary and appropriate. In isolated locations, provisions must be made in advance for prompt medical attention in case of serious injuries. Greensteam shall have a documented return to work process.

First Aid. Greensteam shall provide adequate first aid in the event of an injury. Greensteam Personnel shall be trained and have necessary equipment in close proximity to the work site.

                                                                                                                                             Page 3 of 7                                                                                March 2004

Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

j.    Valley Fever. Valley Fever (Coccidioidomycosis) is endemic to the San Joaquin Valley area of California. A fungus causes Valley Fever, which is present in the soil. Transmission of the fungus spores by wind can expose virtually anyone in California (or areas in the southwestern United States) to Valley Fever. However, workers who perform tasks that may disturb the soil may be at a higher risk. In some cases, Valley Fever can result in serious illness or even death. Doctors in other regions of the country may be unfamiliar with the symptoms of Valley Fever.  Greensteam must advise all of its employees of the symptoms of Valley Fever and the need to obtain immediate medical attention if they experience or observe any symptoms.

5.	Aera Work Site Safety Audits

Aera may conduct periodic work site audits to assess Greensteam’s EHS knowledge and competencies. The EHS elements to be reviewed, assessed and scored may include but are not limited to the following sample work site audit topics:

Supervisor And Employee Knowledge (e.g. observed skill levels match job requirements, accountability for safety, knowledge of hazards and controls, etc.)

Pre Job Work Planning (e.g., quality of the written job plan or procedure, review and approvals, appropriate work permits, etc.)

Compliance With Regulatory And Aera EHS Requirements (e.g., Title V, Title 8, location specific requirements, etc.)

Site Control (e.g., use of appropriate barricades, guarding and signage, meet and greet third party orientation)

Inspections And Observations (e.g., equipment and compliance inspections, behavioral observations, frequency of supervisor visits, etc.)

Incident Reporting (e.g., preparedness, reporting process and effectiveness, root cause analysis, etc.)

Any Greensteam Personnel audited by Aera will receive an effectiveness score for each audit topic. If the Greensteam Personnel receives an unsatisfactory score on any topic, then Greensteam management representatives will be required to meet with Aera location management representatives to create and implement an EHS improvement plan with measurable deadlines and improvement action plans.

6.	Illegal Drugs, Alcohol, Firearms and Weapons

a.   General Requirements. Greensteam shall comply at all times with Aera’s policy on illegal drugs, alcohol and firearms and weapons set forth below.

The use, possession, manufacture, distribution, dispensing, transportation, promotion or sale of illegal drugs, drug paraphernalia, and/or otherwise legal but illicitly used substances by anyone while on Aera’s Premises is absolutely prohibited. These prohibitions also apply to alcoholic beverages except where explicitly authorized by Aera’s management. Except where specifically authorized, the use, possession or transportation of firearms, live ammunition, explosives or weapons is also prohibited. Greensteam Personnel who violate these prohibitions will not be allowed to enter or remain on Aera’s Premises and may be referred to law enforcement.

Entry onto Aera’s Premises constitutes consent to and recognition of the right of Aera and/or its authorized representatives to search the person, their personal vehicles, effects and other areas under the individual’s control while on Aera’s Premises. Such searches may be initiated by Aera without prior announcement and will be conducted at such times and locations as deemed appropriate. Greensteam Personnel who refuse to cooperate with searches will not be allowed to remain on Aera’s Premises.

Greensteam shall take all reasonable steps (including adopting its own drug control program) to ensure that involvement with drugs on the part of Greensteam Personnel working on Aera’s Premises does not create drug-related problems in the workplace. Greensteam may conduct contraband searches and drug testing of Greensteam Personnel on Aera’s Premises in areas where Greensteam is performing Work. Greensteam shall notify and obtain approval of Aera’s location management prior to conducting such searches or testing.

                                                                                                                                             Page 4 of 7                                                                                March 2004

Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

Greensteam shall meet all DOT requirements for drug and alcohol testing if Greensteam Personnel are performing DOT-regulated Work.

DOT-covered Greensteam Personnel who are involved with, or could be involved with, safety-related/environmentally sensitive Work are required to meet the following, additional requirements.

b.

S/ES Work Greensteam shall have comprehensive substance abuse policies and practices for S/ES Work. Greensteam shall evaluate and monitor collection procedures and collection sites to assure that acceptable practices are employed to minimize the opportunity for specimen tampering/adulteration and to maintain the integrity of the testing program.Greensteam’s policies and practices shall include substance abuse testing at least comparable to Aera’s.

S/ES Work is any Work that requires the taking of independent action or the exercise of independent decision making and which, if incorrectly performed, could result in substantial risk of serious physical injury or significant damage to the environment. Both normal daily tasks and assigned emergency responsibilities shall be considered when determining whether Greensteam Personnel or their Immediate Supervisors are performing S/ES Work.

c.	Comprehensive Substance Abuse Policy. Any entity that performs S/ES Work shall have a comprehensive substance abuse policy and practices that include, at a minimum, the following:

1)

Appropriate prohibitions regarding the use, possession, manufacture, distribution, dispensing, transportation, promotion or sale of illegal drugs, drug paraphernalia, and/or otherwise legal but illicitly used substances

	2)	Notification to Greensteam Personnel of Aera’s right to search individuals, their personal vehicles, effects and other areas under the individual’s control while on Aera’s Premises; and

	3)	Substance abuse deterrence and detection, including but not limited to:

		a)	Testing areas, substances and cut-off levels at least comparable to Aera’s (see below);

		b)	Appropriate return to work policy after rehabilitation for Greensteam Personnel identified as having a substance abuse problem; and

		c)	Search process by Greensteam or an authorized third party for evidence of illegal drugs, alcohol, firearms ammunition, explosives or weapons.

d.	Testing Areas

The following tests must be performed on all Greensteam Personnel and their Immediate Supervisors who are performing Work that is S/ES Work:
1)	Pre-employment Substance abuse testing before initial employment.
2)

For cause. Substance abuse testing that occurs when physical appearance, behavior, absenteeism, other job related circumstances or other reliable information give a good faith reason to question whether Greensteam Personnel may be impaired by drugs or alcohol or may have illegal or illicit drugs in their body. Additionally, testing may occur where drugs, alcohol, or drug paraphernalia are found in proximity to Greensteam Personnel, but possession is disputed.

3)	Post-accident. Greensteam Personnel must be tested for substance abuse following any injury or significant EHS incident.

4)

Post-rehabilitation/follow-up for 4 years after return to work. An initial test for drugs and alcohol will be performed prior to a person’s return to work. Thereafter, periodic unannounced drug and alcohol testing will be conducted for a period of at least 4 years after return to work.

5)

Random Selection of individuals in safety-related/environmentally sensitive positions and their Immediate Supervisors to be tested shall be strictly on the basis of chance. All Greensteam Personnel shall have an equal probability of being selected over an annual testing period. This does not mean Greensteam must test all Greensteam Personnel annually. However, Greensteam shall test a minimum of 25% of Greensteam Personnel per calendar year.

e.     Substances and Testing Cut-Off Levels

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Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

The initial test shall be performed via EMIT, and if positive, followed by a GC/MS test. At a minimum, a urine sample will be tested for the drugs listed below. The test shall be considered positive if the levels specified below are met or exceeded:

	SUBSTANCE	NGS
		EMIT[1]	GC/MS2
	Amphetamines[3]	1000	500
	Barbiturates	300	100
	Benzodiazepines	300	100
	Cocaine[3]	300	150
	Opiates[3]	2000	2000
	THC (Cannabinoids Marijuana)[3]	20	10
	Methadone	300	100
	PCP[3]	25	25
	[1] EMIT [2] GC/MS [3] If applicable, test a separate DOT specimen for these 5 drugs.

f.	Alcohol Testing

	The alcohol test shall be considered positive if the levels specified below are met or exceeded:

	SUBSTANCE	Detection	Confirmation
		Saliva or Breath	Breath or Blood
	Alcohol	0.04%	0.04%

Greensteam Personnel covered by DOT or in non-DOT safety-related/environmentally sensitive positions whose random tests detect alcohol present at .02% - .039% BAC level shall not return to work until there has been a medical protocol completed and the individual has been re-tested, with the retest results reflecting alcohol below the .02% BAC level. The detection level for alcohol tests conducted on any individual subject to post-rehab follow-up testing will initially be established at the .04% BAC level. However, should any individual’s post-rehab follow-up test detect alcohol presence between the .02% - .039% BAC level, the individual shall be referred for a medical evaluation. Based on the results of the medical evaluation, the individual may thereafter be subject to alcohol testing at the .02% BAC detection level for the remainder of the post-rehab follow-up testing period. If the BAC level is reduced to .02% BAC, any subsequent test result at the .02% BAC level or above during the remainder of the individual’s post-rehab follow-up testing period will be considered a positive test result.

g.	Verification of Greensteam’s Policy

If requested, Greensteam shall provide Aera with:

	1)	Written assurance that Greensteam’s policies and practices are consistent with the minimum requirements; and

	2)	Records that demonstrate compliance with Greensteam’s policies and practices.

h.	Prescribed and Over-the-Counter Drugs

Greensteam shall ensure all Greensteam Personnel are fit to perform the Work safely. Greensteam Personnel who take a prescribed or over-the-counter drug which could affect or impair judgment, coordination or perception must not be allowed to work on Aera’s Premises. Greensteam Personnel must obtain an appropriate medical release from a company physician before returning to work on Aera’s Premises.

                                                                                                                                     Page 6 of 7                                                                                           March 2004

Schedule D

Greensteam Minimum Environmental, Health and Safety Requirements

GREENSTEAM PERFORMING OFFICE WORK

If Greensteam Performs Office Work For Aera, Then the Following Additional Requirements Apply.

9.	Facility Procedures

a.

Entry. Greensteam Personnel shall report to the reception desk in the lobby or other designated entry point of Aera’s office building or facility. Security personnel will contact the appropriate Aera personnel to approve entrance.

b.

Visible Identification Badges. Greensteam may request personal identification badges for Greensteam Personnel to be sponsored by Aera management. Greensteam Personnel who have a badge do not need to check in with the receptionist or security. Greensteam Personnel may request badges by completing an information sheet available at the reception desk. Greensteam Personnel shall display badges in plain view on the front of the body between the neck and waist.

c.

Outside Interests and Solicitations. The promotion of outside interests during working time, in working areas, is disruptive and interferes with effective conduct of work. Therefore, solicitations or distribution of literature during working time for any purpose are not permitted on Aera’s Premises.

d.

Parking Areas. Greensteam Personnel may park their vehicles anywhere in the facilities’ parking lot (except the covered parking area). Parking is at the vehicle owner’s sole risk. Greensteam Personnel shall observe all traffic regulations and labeled parking areas.

	e.	Visitors. Visitors with no business purpose (e.g., spouses, children, friends, etc.) are not permitted to enter Aera’s Premises.

f.

Terminated Greensteam Personnel. An authorized representative of Greensteam shall promptly escort from Aera’s Premises any Greensteam Personnel who has been discharged or is for any reason no longer employed by Greensteam or one of its subcontractors. Greensteam shall recover such person’s identification badge and immediately advise Aera’s security to cancel the badge.

g.

Theft Reports. Aera is not responsible for the theft, suspected theft or any unexplained loss of Greensteam Personnel personal property. Such losses shall be immediately reported to Aera’s security. Greensteam shall submit a written report of any such loss (on forms provided by Aera) to Aera’s representative.

10.	Building Emergencies

Desktop PIPER A PIPER document has been developed to cover the following situations or emergencies:

  Office security
  Accident or illness
  Earthquake
  Trespassing or suspicious person(s)
  Bomb threat
  Evacuation procedures

The desktop PIPER is available from Aera’s security and shall be reviewed and retained for reference.

                                                                                                                                     Page 7 of 7                                                                                           March 2004

Schedule E

Steam and Utility Services Sale and Purchase Agreement

(Site No. ___; Project No. ___)

This Steam and Utility Services Sale and Purchase Agreement (“SUSSPA”) is made and effective as of the __ day of _________, 2____, by and between Aera Energy LLC (“Aera”) and Global Greensteam LLC (“Greensteam”).

RECITALS

          A.     Aera and Greensteam have entered into a Program Agreement dated __, 2008 (the “Program Agreement”) pursuant to which Greensteam has agreed to develop Sites and Projects in which Greenstream will own and operate certain equipment in connection with producing and selling Steam to Aera, as provided by the Program Agreement. The terms of the Program Agreement are hereby incorporated by reference and made a part of this SUSSPA. Any term used herein but not defined will have the definition, if one, provided by the Program Agreement. Pursuant to Section 2.2 of the Program Agreement, for each Site and Project developed under the Program Agreement, there shall be a Site License Agreement, Project Agreement and SUSSPA, collectively the Site-Specific Agreements. The Site and Project to which this SUSSPA applies are referenced in the title hereinabove and in Exhibit One to the applicable Site License Agreement; and as used herein, the terms “Site” and “Project” shall refer to such Site and Project; reference herein to any Site-Specific Agreement shall be to the Site-Specific Agreement applicable to such Site and/or Project.

          B.     Greensteam wishes to obtain Electricity, Natural Gas and Utility Water to operate said equipment and obtain Feedwater suitable for producing Steam in connection with performing its obligations under the Program Agreement and Site-Specific Agreements.

          C.     In accordance with the terms and conditions set forth below, Aera has agreed to buy Steam from Greensteam and provide Feedwater, Electricity, Natural Gas and Utility Water for the purposes of producing this Steam.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greensteam and Aera agree as follows:

1.0 Definitions

All capitalized terms used herein shall have the meanings ascribed to them in the Program Agreement and Site-Specific Agreements, as applicable.

2.0 Purchase and Sale of Steam

Greensteam agrees to sell and deliver and Aera agrees to purchase and accept all the Steam generated by Greensteam from the Project in accordance with the terms and conditions set forth below. Each Unit within the Project shall be subject to this SUSSPA, and to the provisions of the other Site-Specific Agreements and the Program Agreement, effective as of the Steam Production Commencement Date for such Unit.

1 of 8 Pages

3.0	Delivery of Steam

3.1      Greensteam shall begin delivery of Steam starting on the first Steam Production Commencement Date noted in the Project Agreement. Greensteam shall provide Aera with written notification at least one (1) month prior to the first Steam Production Commencement Date. Delivery shall take place at the Site Boundary Interconnection Point, at which place and delivery title to the Steam and risk of loss shall pass to Aera.

3.2      Greensteam shall continuously deliver Steam during all months of the year and at all times other than during reasonable shutdown periods for maintenance, repairs, modifications or Force Majeure events.

3.2.1    Greensteam shall use all reasonable efforts to provide Aera twenty-four (24) hours notice prior to any scheduled shutdown of twenty-four (24) hours or less, and seven (7) days notice prior to any scheduled shutdown longer than twenty-four (24) hours (excluding major overhauls).

3.2.2    Greensteam shall provide Aera sixty (60) days notice prior to scheduled shutdown for major overhauls of the Project.

3.3       Aera shall accept delivery of the Steam on the Steam Production Commencement Date(s) and shall continuously accept Steam during all months of the year and at all times other than during reasonable shutdown periods for maintenance, repairs, modifications or Force Majeure events. Aera shall use all reasonable efforts to provide Greensteam twenty- four (24) hours notice prior to any planned shutdown of twenty-four (24) hours or less, and seven (7) days notice prior to any planned shutdown longer than twenty- four (24) hours.

3.4       Aera and Greensteam shall use their reasonable efforts to maintain their respective facilities in good working order and to correct any cause for shutdown or reduced capacity in a diligent manner. Whenever possible, the Parties shall coordinate the scheduling of maintenance and repairs to their respective facilities to minimize shutdowns.

3.5       Notwithstanding the provisions above, a Party’s failure to provide the notice set forth above shall not require that Party to delay or defer any unscheduled shutdown, nor shall that Party be required to resume operations until such maintenance and repairs have been completed.

4.	Steam Quality

4.1      The Parties acknowledge that factors such as ambient conditions, pressure, and Feedwater conditions may affect Steam Quality produced by the Project.

4.2      Greensteam shall use all reasonable efforts to provide Steam at a Quality noted in the Project Agreement, and measured pursuant to Section 12. At no time will Steam below 50% Steam Quality be provided and/or delivered into the Aera pipeline. Greensteam shall use reasonable efforts to adjust the Steam Quality delivered to Aera within seven (7) days of receipt of written notice from Aera designating a desired adjusted Steam Quality. Aera may not request a change in Steam Quality more than once per calendar month. Greensteam shall not be obligated to change the Steam Quality if, in its sole determination, the change would be detrimental to the Project.

5.	Steam Pressure, Temperature and Quantity

5.1      The Parties acknowledge that factors such as ambient conditions, pressures and Steam Quality may affect the quantity of Steam produced by the Project.

5.2      Greensteam shall use all reasonable efforts to provide Steam at the target rate noted in the Project Agreement.

2 of 8 Pages

5.3     Greensteam shall use all reasonable efforts to deliver Steam to Aera at an operating pressure stated in the Project Agreement, and Aera shall maintain appropriate back pressure to the Site at the Interconnection Point.

6.0	Incremental Energy Charge for Steam Delivered

6.1     Pursuant to Section 10, Greensteam shall calculate a monthly Incremental Energy Charge to convert all Aera-supplied Feedwater to Steam delivered at a Steam Quality of 70% or greater, as measured at the Site Boundary Interconnection Point.

6.2      There will be no Incremental Energy Charge for Steam delivered with a Steam Quality of less than 70%, measured pursuant to Section 12, except (1) for such Steam delivered during (A) the initial start-up of the Project, (B) start-up following shutdowns of the Project, or (C) prior to shutdown of the Project and (2) as provided in Section 12.12. It is anticipated that the period during which the Steam Quality will be less than the Steam Quality last designated by Aera will be for one (1) hour per start-up or shutdown event. However, Aera will not be obligated to pay for more than three (3) hours of Steam per start-up or shutdown event that is measured at less than its last designated Steam Quality.

6.3      The monthly Incremental Energy Charge shall be calculated as follows:

EA = (Hs –Hf)

Where: EA = Energy added, in BTU per pound-mass (“lbm”) of Feedwater

               Hs = Weighted average heat content, in BTU/lbm, of Steam delivered during the month.

               Hf = Heat content of the Feedwater at the weighted average inlet temperature of Aera-supplied Feedwater during the month, in BTU/lbm.

FE = EA / EFF

Where: FE = Fuel equivalent of the added energy in BTU/lbm.

EFF = Efficiency of a conventional gas-fired steam generator stated in the Project Agreement.

MFE = FE x Q/1,000,000

Where: MFE = Monthly fuel equivalent of the added energy in million BTU (“MMBTU”)

                Q = Quantity of Feedwater supplied by Aera to Greensteam during the month, in lbm.

IEC = MFE x CBP x (100 - DF) / 100

Where:  IEC = Incremental Energy Charge for the month in dollars ($).

CBP = “Southern California Border Gas Price” in $/MMBTU as published in the publication "NGI's Bidweek Survey" under the heading "California", under subheading "Southern Cal. Border Avg.", in the column "avg.", for the month of delivery; or, other state or national gas price index which may supersede Socal in the future.

DF = Discount factor stated in the Project Agreement.

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7.0 Electricity Charge

Aera shall measure the quantity of Electricity (in kilowatt-hours) delivered to Greensteam each month and shall compute the Electricity Charge as follows:

EC = KWH x CF x CBP

Where:  EC = Electricity Charge, in $/month

KWH = The kilowatt-hours of electricity delivered to Greensteam for the month corresponding to the Incremental Energy Charge computed in Section 6.3 above.

CF = Electricity conversion factor stated in the Project Agreement.

CPB = The Southern California Border Gas Price, in $/MMBTU per Section 6.3 above, corresponding to the month of Electricity deliveries.

8.0 Natural Gas Sale Price

Aera shall measure the quantity of Natural Gas (in MMBTU) delivered to Greensteam each month and shall compute the Natural Gas Charge as follows:

NGC = EIN x CBP

Where:  NGC = Natural Gas Charge, in $/month

EIN = Energy in gas, in MMBTU/month

CPB = The Southern California Border Gas Price (Socal) in $/MMBTU, per Section 6.3 above, corresponding to the month of Natural Gas deliveries.

9.0 Feedwater and Utility Water Arrangement

9.1     Aera shall make available to Greensteam, at no cost to Greensteam, a daily quantity of Feedwater equal to the Steam quantity stated in the Project Agreement, and an additional quantity of Utility Water up to 20,000 barrels/calendar year, to be exclusively used by Greensteam in support of its operations to provide Steam to Aera. Aera will accept up to the same Utility Water quantity from Greensteam for reprocessing or disposal as Waste Water Return if Greensteam certifies this Waste Water as non-hazardous and non-deleterious to Aera’s operations. Aera at its sole discretion may refuse to accept this Waste Water Return if it contains Hazardous Materials as defined in Section 7.2 of the Site License Agreement, or if it negatively affects Aera’s operations.

9.2     Greensteam may change the Feedwater delivery rates and/or pressure from time to time by providing written notification to Aera. Aera shall use all reasonable efforts to change such delivery rates and/or pressure as requested, so long as such change does not unreasonably interfere with Aera's oilfield operations.

9.3     The temperature of the Feedwater delivered by Aera at the Feedwater metering point shall be metered per Section 12.

10.0 Payment of Incremental Energy Charge, Electricity Charge and Natural Gas Charge

10.1     The Steam delivered to Aera and the Electricity and Natural Gas delivered to Greensteam during the preceding month shall be determined from monthly meter readings which shall be taken as contemporaneously as reasonably possible at the end of each month.

10.2     By the 7th Business Day of each month, Aera shall submit a monthly statement to Greensteam for the Electricity and Natural Gas delivered during the preceding month, setting

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forth the Electricity Charge and the Natural Gas Charge, and showing the meter readings and formulas used to calculate the Electricity Charge and Natural Gas Charge.

10.3     By the 12th Business Day of each month, Greensteam shall submit to Aera a monthly statement for Steam delivered during the preceding month, setting forth the Incremental Energy Charge. The statement shall show a credit for the Electricity Charge and Natural Gas Charge. Provided, however, that if the Incremental Energy Charge is less than the sum of the Electricity Charge and Natural Gas Charge, Greensteam shall remit the difference to Aera in cash payment, by such 12th Business Day. Such monthly statements shall provide detailed information showing the calculation of the Incremental Energy Charge.

10.4     Aera shall remit payment in cash for the Incremental Energy Charge, minus the Electricity Charge and Natural Gas Charge, within thirty (30) days of receipt of Greensteam’s monthly statement. All payments not made within the applicable period shall be deemed delinquent (“Delinquent Payments”). Delinquent Payments shall bear interest monthly at the prime rate in effect at the Bank of America, N.T. & S.A., San Francisco, California, on the first day of the month in which the delinquency occurs until paid, compounded monthly, but not to exceed the maximum contract rate permitted by the applicable usury laws of the State of California. The acceptance of any interest payment shall not excuse any Delinquent Payment and shall not constitute a waiver by Greensteam of full payment of the Delinquent Payment, including any accrued interest.

10.5     Aera shall not be deemed to be delinquent for any charges which are disputed in good faith, provided all undisputed charges have been paid.

10.6     Pursuant to Section 3.3.2 of the Program Agreement, Greensteam shall timely file, with the Assessor of the County in which any Greensteam property comes to be located on Aera’s Premises, such property statements, income statements, or other forms or information as such Assessor may require for Greensteam’s property and/or activities to be assessed separately from Aera’s Premises and/or activities for purposes of any tax described in Section 3.3.2 of the Program Agreement. Greensteam shall take such additional steps as are required by such Assessor to bring about such separate assessment, levy of tax, and billing for such taxes directly to Greensteam. In the event that, notwithstanding the foregoing, any Greensteam property or activity comes to be included in an assessment and tax billing to Aera, then Greensteam shall promptly take whatever steps are required to correct such erroneous assessment and billing, and pending such correction Aera shall include in the statement submitted under Section 10.2 Aera’s calculation of the amount of any tax billed to Aera and attributable and allocable to Greensteam’s activities and property, and such amount shall also be deducted from the Incremental Energy Charge in Greensteam’s statement submitted under Section 10.3.

11.  General Audit procedures

11.1     Upon thirty (30) days prior written notice, a Party may review, at all reasonable times during normal business hours and the other Party’s offices, the documentation used in determining the Incremental Energy Charge, Electricity Charge and Natural Gas Charge, as applicable.

11.2     The Parties shall have the right to audit each other’s accounts and records relating to monthly statements relating to the Incremental Energy Charge, Electricity Charge and Natural Gas Charge hereunder for any calendar year during which the Project Agreement is in effect, within a twenty-four (24) month period following the end of the calendar year.

11.3     All statements rendered during any calendar year shall be conclusively presumed to be true, correct and undisputed after twenty-four (24) months following the end of any such calendar year, unless a Party takes written exception thereto within the twenty-four (24) month period and makes a claim against the other Party for adjustment.

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12.	Metering and Monitoring

12.1    Greensteam shall provide, own, and maintain at its expense industry standard metering systems, located within the Site, to continuously measure and record the temperature, pressure and Steam Quality delivered to Aera.

12.2     Greensteam shall provide, own and maintain at its expense, industry standard metering systems, located inside the Site Boundary at the Feedwater, Electricity and Natural Gas metering points, to continuously measure and record the mass flow rate and temperature of the Feedwater, and the quantities of Electricity and Natural Gas delivered to Greensteam.

12.3     Meters shall be sealed and the seals shall be broken only when the meters are to be inspected, tested, or calibrated.

12.4     The Party maintaining a meter shall give reasonable notice of testing, cleaning, changing, repairing, inspecting, adjusting, and calibrating of the meter to the other Party, who may be present to witness such activities.

12.5     All required metering equipment shall be calibrated and adjusted quarterly by the Party maintaining the meter, at its sole expense, and at any other reasonable time upon reasonable written request by other Party, at the requesting Party’s expense, subject to Section 12.7 below.

12.6     The Party performing the calibration shall provide the other Party with a copy of the calibration report, which report shall contain the calibration date and accuracy, as well as details of any repairs.

12.7     Metering equipment found inaccurate shall be repaired, calibrated, or replaced by Greensteam, at its sole expense, so that the metering accuracy of the equipment is maintained as follows:

MEASUREMENTS		Percent of Full Scale

1.	Steam Temperature	+/-	1.5%
2.	Steam Pressure	+/-	0.5%
3.	Steam Quality	+/-	3.0%
4.	Feedwater Temperature	+/-	1.5%
5.	Feedwater Pressure	+/-	0.5%
6.	Feedwater Mass Flow Rate	+/-	0.5%
7.	Natural Gas	+/-	2.0%
8.	Electricity	+/-	0.5%

12.8     If an instrument is found to be reading inaccurately, adjustments shall be performed to correct all measurements made by the inaccurate instrument for:

12.8.1   The actual period during which inaccurate measurements were made, if the period can be determined, or, if not,

12.8.2   The period immediately preceding the test of the meter equal to one half of the time from the date of the last previous test of the instrument; provided that the period covered by the correction shall not exceed three (3) months.

12.9     The records from the measuring equipment shall remain the property of the meter owner. The meter owner shall, however, upon reasonable notice and during normal business hours, allow the other Party to inspect and verify its measuring records and charts, together with calculations therefrom.

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12.10    Steam Quality referred to in Section 6.2 of this Schedule and Section 2.2.1 of Schedule B will be calculated as the monthly average of continuous Steam Quality measurements excluding measurements during initial start-up of the Units, the start-up following shutdowns of the Units and prior to shutdown of the Units, with each excluded measurement being for one hour per startup or shutdown event. Where the Test Run Hours constitute a period less than one month, Steam Quality measurement in this case will be averaged over the Test Run Hours.

12.11    The monthly average Feedwater total hardness will be calculated from measurements done by Aera at its facilities. Greensteam will be provided this data in as near real time as possible, ideally via an electronic link to the data in the Aera information system. Currently, Feedwater total hardness is measured with a Hach DR/820 Colorimeter using Method 8030 in this instrument’s Procedures Manual. However, the Feedwater hardness measurement technique may change with time and Aera reserves the right to change the measurement method at any time. Greensteam will be informed when any such change occurs. Aera shall, upon reasonable notice and during normal business hours, allow Greensteam to inspect and verify its measuring records and charts, together with calculations therefrom.

12.12    The Incremental Energy Charge described in Section 6 above will be zero if the monthly average Steam Quality defined in Section 12.10 above is less than 70% and monthly average Feedwater total hardness defined in Section 12.11 above is less than or equal to one part per million (ppm). If the monthly average Feedwater total hardness is greater than one ppm, there will be zero Incremental Energy Charge if the monthly average Steam Quality is below the Cut-off Steam Quality defined as:

Cut-off Steam Quality = ((1 – monthly average Feedwater total hardness in ppm/4) x 100%) - 5%

13.	Taxes

13.1     The Parties anticipate that no sales or use taxes will be imposed on the sale of Steam, Feedwater, Utility Water, Electricity and Natural Gas under this Agreement by federal, state or local taxing authorities.

13.2     If any sales or use taxes are assessed on the sale of Steam under this Agreement, Aera shall pay all such taxes and any interest or penalty associated therewith.

13.3     If any sales or use taxes are assessed on the sale of Electricity, Feedwater, Utility Water, or Natural Gas under this Agreement, Greensteam shall pay all such taxes and any interest or penalty associated therewith

13.4     Both Parties shall take all action reasonably necessary and shall fully cooperate in opposing any such assessment of sales or use taxes covered by this Section 13.

14.	Default

14.1     Aera shall be in default (each an "Aera Default") of this SUSSPA if Aera fails to take Steam, for reasons other than Force Majeure or periods of reasonable shutdown, for thirty (30) or more consecutive days. Aera shall not be in default if Greensteam and Aera mutually agree, during the thirty (30) days, upon reasonable means to cure the default; which cure may occur beyond the thirty (30) day period. On the 31st day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable steps to cure the default, Greensteam may terminate this SUSSPA for default.

14.2     Aera shall be in default (each an “Aera Default”) of this SUSSPA if Aera fails to take at least eighty-five percent (85%) of Steam generated by Greensteam, for reasons other than Force Majeure or periods of reasonable shutdown, over a period of one (1) year. Aera shall not be in default if Greensteam and Aera mutually agree during the one (1) year period, upon reasonable means to cure the default; which means may occur beyond the one (1) year period. On the 366th

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day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable means to cure the default, Greensteam may terminate this SUSSPA for default.

14.3     Greensteam shall be in default (each a “Greensteam Default”) of this SUSSPA if Greensteam fails to deliver Steam meeting the quantity, Quality, temperature and pressure requirements set for in this SUSSPA, for reasons other than Force Majeure or periods of reasonable shutdown, for thirty (30) or more consecutive days. Greensteam shall not be in default if Greensteam and Aera mutually agree, during the thirty (30) days, upon reasonable means to cure the default; which means may occur beyond the thirty (30) day period. On the 31st day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable steps to cure the default, Aera may terminate this SUSSPA for default.

14.4     Greensteam shall be in default (each a “Greensteam Default”) of this SUSSPA if Greensteam fails to deliver eighty-five percent (85%) of the nominal Steam quantity noted in the Project Agreement multiplied by three hundred and sixty five (365), for reasons other than Force Majeure or periods of reasonable shutdowns, over a period of one (1) year. Greensteam shall not be in default if Greensteam and Aera mutually agree, during the one (1) year period, upon reasonable means to cure the default; which means may occur beyond the one (1) year period. On the 366th day, if the default has not been cured or if Aera and Greensteam have not mutually agreed on reasonable means to cure the default, Aera may terminate this SUSSPA for default.

14.5     Except as specifically provided in this Section 14 (Default), the default provisions of Article 16 of the Program Agreement shall apply to this SUSSPA.

15. Term of Agreement

This SUSSPA shall be effective as of the date first stated above, and for the Term stated in the Project Agreement, and any extension(s) thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this SUSSPA the day and year first above written.

AREA ENERGY LLC By: Its:	GLOBAL GREENSTEAM LLC By: Its:

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Schedule F

Project Agreement

Site No. ___; Project No. __)

This Project Agreement (“Project Agreement”) is made and effective as of the __ day of _________, 2_____, by and between Aera Energy LLC (“Aera”) and Global Greensteam LLC (“Greensteam”).

R E C I T A L S

Aera and Greensteam have entered into a Program Agreement dated __, 2007 (the “Program Agreement”) pursuant to which Greensteam has agreed to develop Sites and Projects in which Greensteam will own and operate certain equipment in connection with producing and selling Steam to Aera, as provided by the Program Agreement. The terms of the Program Agreement are hereby incorporated by reference and made a part of this Project Agreement. Any term used herein but not defined will have the definition, if one, provided by the Program Agreement. Pursuant to Section 2.2 of the Program Agreement, for each Site and Project developed under the Program Agreement, there shall be a Site License Agreement, Project Agreement and Steam and Utility Services Sale and Purchase Agreement (“SUSSPA”), collectively the Site-Specific Agreements. The Site and Project to which this Project Agreement applies are referenced in the title hereinabove and in Exhibit One to the applicable Site License Agreement, and as used herein, the terms “Site” and “Project” shall refer to such Site and Project; reference herein to any Site-Specific Agreement shall be to the Site-Specific Agreement applicable to this Project Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Greensteam and Aera agree as follows:

1.0 Description of Project (this will include the number of Units)

2.0 Location of Site

The Site will be located as per Section 2 of the Site License Agreement.

3.0 Project Schedule and Term/Extensions

3.1 The Site Construction Commencement Date is (TBA)

3.2 The first Steam Production Commencement Date is anticipated by the Parties to be no later than
_____________. Once determined, the first Steam Production Commencement Date shall be inserted in the following space and initialed and dated by the Parties:

Steam Production Commencement Date: ______________.

[ ] Greensteam, dated _________________.

[ ] Aera, dated _______________.

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3.3 The term of this Project Agreement shall be the Full Scale Period; provided, however, that this Project Agreement shall automatically terminate and shall be of no further force and effect, if the Full Scale Period for this Project has not commenced within five (5) years from the date first set forth hereinabove.

3.3.1 This Project Agreement may be extended for an unlimited number of additional term(s) of five years each, conditional upon (i) either Party's providing the other Party with notice, no later than ninety (90) days before the expiration date of the term then in effect, of election to extend this Project Agreement for an additional five-year term; and (ii) the other Party, upon such notice, agrees in writing to such extension, and gives notice of such agreement no later than sixty (60) days before the expiration of the term then in effect.

4.0 Steam Purchase and Sale Parameters

4.1 The Steam quantity shall be (TBA) Cold Water Equivalent barrels per day, which is equivalent to (TBA) lbm/day.

4.2 The Steam Quality target shall be 75% on a monthly average basis.

4.3 The delivered Steam pressure shall be [select one]:

[____] “Belridge Tulare-type steam” between 800 psig to 1000 psig dependent on the Feedwater pressure between 1,450 psig to 1,650 psig;

[____] “Belridge Diatomite-type steam” between 1,300 psig to 1,400 psig dependent on the Feedwater pressure between 1,650 psig to 1,750 psig.

4.4 The average efficiency of a conventional gas fired steam generator ("EFF" as defined in Section 6.3 of Schedule E) is 82.5% .

4.5 The discount factor ("DF") is defined in Exhibit 1 of this Project Agreement.

5.0 Electricity Purchase and Sale Parameters

5.1 Aera will provide Electricity to Greensteam on a Natural Gas equivalent basis in accordance with the SUSSPA.

5.2 The Electricity conversion factor ("CF" as defined in Section 7.0 of Schedule E) is 9000 BTU/KWHR

6.0 Natural Gas Purchase and Sale Parameters

6.1 Aera will provide Natural Gas to Greensteam in accordance with the SUSSPA.

7.0 Steam, Electricity, Natural Gas, Feedwater, Utility Water, and Waste Water Facilities:

All costs associated with the construction, installation, operation and maintenance of equipment and facilities necessary within the Site Boundary to enable the provision of Feedwater, Utility Water, the return of Waste Water and the sale and purchase of Steam, Electricity and Natural Gas shall be borne by Greensteam as set forth in Section 3.3.2 of the Program Agreement. All

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Steam line facilities, Electricity connection, Natural Gas connection, Feedwater connection, Utility Water connection and Waste Water Return connection facilities shall be constructed, installed, operated and maintained by the Parties as set forth below:

7.1 Steam line facilities

7.1.1 Greensteam shall design and construct or cause to be designed and constructed pipelines necessary to transport the Steam to the Site Boundary Interconnection Point where delivery to Aera will occur. Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.1.2 Each Party shall be responsible for and shall bear all costs associated with the design, Installation, construction and commissioning of their respective steam lines and facilities by the first Steam Production Commencement Date. Each Party shall be responsible for and bear all costs for the operation and maintenance of their respective Steam lines and facilities.

7.1.3 Aera will install equipment to prevent over-pressuring of the Aera steam header system above its maximum operating pressure.

7.2 Electricity connection

7.2.1 Greensteam shall design and construct or cause to be designed and constructed Electricity lines necessary to transport the Electricity within the Site Boundary from an Aera connection at the Site Boundary, the location of which shall be determined by Aera. Aera shall design and construct the Electricity interconnect facilities to the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.2.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Electricity line, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for and bear all costs for the operation and maintenance of the Electricity interconnect to the Site Boundary.

7.3 Natural Gas Connection

7.3.1 Greensteam shall design and construct or cause to be designed and constructed Natural Gas lines necessary to transport the Natural Gas within the Site Boundary from an Aera connection at the Site Boundary, the location of which shall be determined by Aera. Aera shall design and construct the Natural Gas interconnect facilities to the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.3.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Natural Gas line, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for and bear all costs for the operation and maintenance of the Natural Gas interconnect to the Site Boundary.

7.4 Feedwater and Utility Water connections

7.4.1 Greensteam shall design and construct or cause to be designed and constructed Feedwater and separate Utility Water lines necessary to transport the Feedwater and Utility Water within the Site Boundary from Aera connections at the Site Boundary, the location of which shall be determined by Aera. Aera shall design and construct the Feedwater and Utility Water interconnect facilities to the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

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7.4.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Feedwater and separate Utility Water lines, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for and bear all costs for the operation and maintenance of the Feedwater and Utility Water interconnect to the Site Boundary.

7.5 Waste Water Return connection

7.5.1 Greensteam shall design and construct or cause to be designed and constructed Waste Water Return lines necessary to transport the Waste Water to an existing Aera connection at a Site Boundary Interconnection Point, the location of which shall be determined by Aera. Aera shall design and construct the Waste Water Return interconnect facilities outside of the Site Boundary, for which Greensteam will pay all costs, including design, labor, materials, overhead and Installation.

7.5.2 Greensteam shall be responsible for and shall bear all costs associated with the design, Installation, construction, metering and commissioning of the Waste Water Return line, interconnect and metering facilities within the Site Boundary. Aera shall be responsible for, and bear all costs of, the operation and maintenance of the Waste Water Return interconnect outside of the Site Boundary.

7.6 Rights-of-Way

Aera and Greensteam shall provide each other with any assistance necessary to obtain any rights-of-way necessary or convenient for the Installation, construction, maintenance, operation and removal of their respective lines, facilities and metering facilities described in this Section 7.

7.7 Permits

The Parties shall comply with any and all applicable legal requirements associated with the purchase, transportation, delivery and use of the Steam, Electricity, Natural Gas, Feedwater, Utility Water, and Waste Water Return.

8.0 Definitions

Any capitalized term used but not defined herein shall have the definition provided in the Program Agreement.

9.0 Default

The default provisions of Article 16 of the Program Agreement shall apply to this Project Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Project Agreement the day and year first above written.

AERA ENERGY LLC By: _________________________________ Its: _________________________________	GLOBAL GREENSTEAM LLC By: _________________________________ Its: _________________________________

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Schedule F Exhibit 1
Discount Factor Equations

The information in the shaded areas below has been omitted pursuant to a request for confidential treatment and the material has been filed separately with the Office of the
Secretary of the Securities and Exchange Commission

A. In the case where less than 160 acres of Vertigro or other algae production facilities are installed:

For CBP defined in Schedule E	Discount Factor DF

B. In the case where 160 acres or more of Vertigro or other algae production facilities are installed:

For CBP defined in Schedule E	Discount Factor DF